Exhibit 10.5

DATED 7 March 2013	EXECUTION VERSION

(1) TOWER INSURANCE COMPANY OF NEW YORK

(AS BORROWER A)

(2) CASTLEPOINT INSURANCE COMPANY

(AS BORROWER B)

(3) CASTLEPOINT NATIONAL INSURANCE COMPANY

(AS BORROWER C)

(4) HERMITAGE INSURANCE COMPANY

(AS BORROWER D)

(5) BARCLAYS BANK PLC

(AS EXISTING ISSUING BANK)

(6) BANK OF MONTREAL, CHICAGO BRANCH

(AS NEW ISSUING BANK)

(7) BARCLAYS BANK PLC

(AS AGENT)

(8) BARCLAYS BANK PLC

(AS SECURITY AGENT)

AMENDMENT AND RESTATEMENT AGREEMENT

relating to a facility agreement dated 11 November 2011

as amended,

novated, supplemented, extended, restated or replaced

on

12 March 2012, 16 July 2012 and 21 November 2012

CONTENTS

		Page

1	DEFINITIONS AND INTERPRETATION	1

2	AMENDMENT AND RESTATEMENT	2

3	FINANCE PARTIES AND TRANSFER	2

4	CONTINUATION	3

5	REPRESENTATIONS AND WARRANTIES	4

6	FURTHER ASSURANCE	4

7	CONSTRUCTION	4

8	CONFIRMATION	4

9	FEES AND EXPENSES	5

10	MISCELLANEOUS	5

SCHEDULE 1 - CONDITIONS PRECEDENT		6

SCHEDULE 2 - AMENDED AND RESTATED FACILITY AGREEMENT		8

THIS AGREEMENT is made on 7 March 2013

BETWEEN:-

(1)	TOWER INSURANCE COMPANY OF NEW YORK a New York corporation whose registered address is 120 Broadway, 31st Floor, New York, NY 10271, United States (“Borrower A”);

(2)	CASTLEPOINT INSURANCE COMPANY a New York Corporation whose registered address is 120 Broadway, 31st Floor, New York, NY 10271, United States (“Borrower B”);

(3)	CASTLEPOINT NATIONAL INSURANCE COMPANY, an Illinois corporation whose registered address is 222 South Riverside Plaza, Suite 1600, Chicago, Illinois 60606, United States (“Borrower C”);

(4)	HERMITAGE INSURANCE COMPANY, a New York corporation whose registered address is 120 Broadway, 31st Floor, New York, NY 10271, United States (“Borrower D”, and together with Borrower A, Borrower B and Borrower C, the “Borrowers”);

(5)	BARCLAYS BANK PLC as existing issuing bank (the “Existing Issuing Bank”);

(6)	BANK OF MONTREAL, LONDON BRANCH as new issuing bank (the “New Issuing Bank”);

(7)	BARCLAYS BANK PLC as agent of the Finance Parties (the “New Agent”); and

(8)	BARCLAYS BANK PLC as security trustee for the Finance Parties (the “New Security Agent”).

WHEREAS:-

(A)	This Agreement is supplemental to and amends and restates a US$125,000,000 letter of credit facility agreement dated 11 November 2011 as amended, novated, supplemented, extended, restated or replaced on 12 March 2012, 16 July 2012 and 21 November 2012, made between the Borrowers (as defined therein) and the Existing Issuing Bank (the “Original Facility Agreement”).

(B)	Each of the Borrowers and the Existing Issuing Bank are parties to the Original Facility Agreement.

(C)	The Borrowers, the Existing Issuing Bank, the New Issuing Bank, the New Agent and the New Security Agent have agreed:

i.	to amend and restate the Original Facility Agreement on the terms of this Agreement;

ii.	for the New Issuing Bank to become an Issuing Bank (and the Existing Issuing Bank will transfer a proportion of its Commitment to the New Issuing Bank);

iii.	for the New Agent to assume the role of the Agent; and

iv.	for the New Security Agent to assume the role of the Security Agent.

IT IS AGREED as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:-

“Effective Date” means, subject to Clause 2.2, the date on which the Agent notifies each Borrower and each Issuing Bank that it has received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in form and substance satisfactory to it.

“Restated Facility Agreement” means the Original Facility Agreement as amended and restated by this Agreement, the terms of which are set out in Schedule 2 (Amended and Restated Facility Agreement).

1.2	Incorporation of terms

Unless the context otherwise requires or unless defined in this Agreement, all words and expressions defined or whose interpretation is provided for in the Restated Facility Agreement have the same meanings in this Agreement.

1.3	Interpretation

The principles of interpretation set out in clause 1.2 (Construction) of the Restated Facility Agreement shall apply to this Agreement insofar as they are relevant to it and in this Agreement, unless the context otherwise requires, a reference to a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, restated or replaced (however fundamentally) and includes any increase in, extension of, or change to, any facility made available under that Finance Document or other agreement or instrument.

1.4	Third party rights

The provisions of clause 1.3 (Third party rights) of the Restated Facility Agreement shall apply to this Agreement as they apply to the Restated Facility Agreement.

2.	AMENDMENT AND RESTATEMENT

2.1	Amendment and restatement of the Original Facility Agreement

With effect from the Effective Date the Original Facility Agreement shall be amended and restated as set out in Schedule 2 (Amended and Restated Facility Agreement).

2.2	Effective Date

The Effective Date shall only occur if:-

2.2.1	no Default is continuing or would result from the occurrence of the Effective Date; and

2.2.2	the representations to be made by each Borrower are true and accurate.

2.3	Condition subsequent

Each Borrower will ensure that all Letters of Credit issued by Barclays Bank PLC (in its capacity as Existing Issuing Bank) prior to the Effective Date are returned to Barclays Bank PLC within 2 Business Days of the Effective Date.

3.	FINANCE PARTIES AND TRANSFER

With effect from (and including) the Effective Date:

3.1	each of the New Issuing Bank, the New Agent and the New Security Agent shall be and become a party to the Restated Facility Agreement as an Issuing Bank, Agent and Security Agent (each as defined therein) respectively and be bound by the terms of the Restated Facility Agreement in that capacity;

3.2	the Existing Issuing Bank and New Issuing Bank confirm that:

3.2.1	the Commitment of Barclays Bank PLC will be US$200,000,000; and

3.2.2	the Commitment of Bank of Montreal, London Branch will be US$50,000,000, and the Existing Issuing Bank hereby transfers such portion of its rights and obligations in respect of the Facility and Commitment (the “Transfer”) in order to effect the same.

3.3	all of the parties to this Agreement irrevocably agree that:

3.3.1	the obligation in clause 19.2(a) (Conditions of assignment or transfer) of the Restated Facility Agreement for the Existing Issuing Bank to serve a written request for each Borrower’s consent to the Transfer is waived and that each Borrower consents to the Transfer by its execution of the Agreement;

3.3.2	each of the Borrowers and the Existing Issuing Bank shall be released from further obligations towards one another in respect of the Commitment being transferred by the Existing Issuing Bank to the New Issuing Bank only under the Finance Documents and in respect of the Security granted under the Security Documents and their respective rights against one another under the Finance Documents and in respect of the Security granted under the Security Documents shall be cancelled (being the “Discharged Rights and Obligations”) and the Parties hereby agree that the Discharged Rights and Obligations do not in any way extend to or include the rights and obligations held in connection with the Existing Issuing Bank’s continuing Commitment and participation under the Restated Facility Agreement;

3.3.3	each of the Borrowers and the New Issuing Bank shall assume obligations towards one another and/or acquire rights (including, without limitation, in respect of the Security constituted by the Security Documents) against one another which differ from the Discharged Rights and Obligations only insofar as that Borrower and the New Issuing Bank have assumed and/or acquired the same in place of that Borrower and the Existing Issuing Bank.

3.3.4	each of the New Agent, the New Security Agent, the New Issuing Bank and the Existing Issuing Bank shall acquire the same rights and assume the same obligations between themselves and in respect of the Security granted under the Security Documents as they would have acquired and assumed had the New Agent, the New Security Agent and the New Issuing Bank been party to the Original Facility Agreement with the rights and/or obligations acquired or assumed by it as a result of the Transfer and to that extent the New Agent, the New Security Agent, the New Issuing Bank and the Existing Issuing Bank shall each be released from further obligations to each other under the Finance Documents only to the extent such further obligations relate to the Discharged Rights and Obligations;

3.3.5	any amount payable or accruing to the Existing Issuing Bank on or prior to the Effective Date will be for the account of the Existing Issuing Bank and no other Finance Party will have any interest in, or any rights in respect of, these amounts;

3.3.6	the New Issuing Bank shall become a Party as an “Issuing Bank”;

3.3.7	the address, fax number and attention details for notices of the New Issuing Bank for the purposes of clause 26.2 (Addresses) of the Restated Facility Agreement are set out in execution clauses to this Agreement; and

3.3.8	the New Issuing Bank expressly acknowledges the limitations on the Existing Issuing Bank’s obligations set out in clause 19.4 (Limitation of responsibility of Existing Issuing Bank) of the Restated Facility Agreement and expressly confirms its compliance with clause 19.4(b) of the Restated Facility Agreement.

4.	CONTINUATION

4.1	The parties to this Agreement agree that the rights and obligations of each of them under the Finance Documents including, without limitation, the obligations of the Borrowers and each of them under (a) its indemnities in clause 9 (Tax Gross Up and Indemnities) and clause 11 (Other Indemnities) of the Original Facility Agreement and (b) under the Security Documents executed by it shall continue in full force and effect and shall not be released, reduced or impaired by the execution, delivery and performance of this Agreement or any other document or agreement entered into pursuant to or contemplated by this Agreement.

4.2	Without prejudice to Clause 4.1, each Borrower acknowledges that the Security Documents granted by it and the security interest granted over the Collateral under the Security Documents apply to the Restated Facility Agreement and accordingly that it is intended that the Security Documents secure:

4.2.1	any variation or increase in its liabilities or obligations at any time or from time to time as a result (direct or indirect) of the execution, delivery or performance of this Agreement and the amendment and restatement of the Original Facility Agreement (including, without limitation, any increase to the Commitments); and

4.2.2	from time to time any (however fundamental) variation, increase, extension or addition of or to the Finance Documents or any of them and/or any facility or amount made available under the Finance Documents or any of them or any new Facility or new amount made available under the Finance Documents or any of them including, without limitation, for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing the Facility; refinancing any other indebtedness; making the Facility available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

5.	REPRESENTATIONS AND WARRANTIES

Each of the representations set out at clause 14 (Representations) of the Original Facility Agreement (other than clause 14.11(a) and (b)) are deemed to be repeated by each Borrower (severally and not jointly) by reference to the facts and circumstances then existing on:-

5.1	the date of this Agreement; and

5.2	the Effective Date (on which date each reference in the Original Facility Agreement to “this Agreement” shall be taken as a reference to the Restated Facility Agreement.

6.	FURTHER ASSURANCE

Each Borrower shall, at its own expense, promptly do all acts and things necessary and sign or execute any further documents which the Agent may require to give effect to this Agreement.

7.	CONSTRUCTION

With effect from the Effective Date the Restated Facility Agreement and this Agreement shall be treated as one document and reference in any Finance Document to the “Facility Agreement” shall be to the Restated Facility Agreement.

8.	CONFIRMATION

Without prejudice to the rights of the Existing Issuing Bank which have arisen on or before the Effective Date each Borrower confirms that on and after the Effective Date:-

8.1	the Restated Facility Agreement, and the other Finance Documents, will remain in full force and effect; and

8.2	the Security Documents to which it is a party will continue to secure all liabilities which are expressed to be secured by them.

9.	FEES AND EXPENSES

The Borrowers shall, promptly on demand, reimburse each Finance Party for all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, execution and perfection of this Agreement.

10.	MISCELLANEOUS

10.1	Incorporation of terms

The provisions of clauses 28 (Partial Invalidity), 29 (Remedies and waivers), 32 (Counterparts) and 34 (Jurisdiction) of the Restated Facility Agreement shall apply to this Agreement as they apply to the Restated Facility Agreement.

10.2	Finance Document

This Agreement is a Finance Document.

10.3	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date set out at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

1.	BORROWERS

1.1	A copy of the constitutional documents of each Borrower, including certificates of good standing (or equivalent), issued as of a recent date by the Secretary of State or other appropriate official of each Borrower’s jurisdiction of incorporation, organisation or formation and, if different, its principal place of business.

1.2	A copy of a resolution of the board of directors of each Borrower:

1.2.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

1.2.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1.2.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

1.4	A certificate of each Borrower (signed by a director, secretary or other authorised officer) confirming utilising the Commitments would not cause any borrowing, securing or other limit binding on it to be exceeded.

1.5	A certificate of an authorised signatory of each Borrower certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement

2.	SECURITY

2.1	Each Collateral Security Agreement amendment agreement duly executed by the parties to it and all such documents necessary to create a preferential right in respect of the Collateral.

2.2	Each Collateral Control Agreement amendment agreement duly executed by the parties to it.

2.3	Confirmation of filing of all UCC-I financing statements to be filed, registered or recorded to perfect (or continue perfected) the liens of the Security Agent, or other evidence satisfactory to the Security Agent that there has been filed, registered or recorded (or arrangements made with a reputable filing service to file, register or record) all financing statements and other filings, registrations and recordings necessary and advisable to perfect (or continue perfected) the liens of the Security Agent in accordance with applicable US law.

2.4	Such lien searches, and such termination statements and other documents as the Security Agent shall have determined to be necessary or appropriate under applicable US law.

3.	FINANCE DOCUMENTS

3.1	This Agreement executed by the Borrowers.

3.2	Each Fee Letter executed by the Borrowers.

4.	LEGAL OPINIONS

4.1	A legal opinion of Pinsent Masons LLP, legal advisers to the Finance Parties in England, substantially in the form distributed to the Finance Parties prior to signing this Agreement.

4.2	A legal opinion of the legal advisers to the Borrowers in New York, substantially in the form distributed to the Finance Parties prior to signing this Agreement.

4.3	A legal opinion of the legal advisers to the Borrowers in Illinois, substantially in the form distributed to the Finance Parties prior to signing this Agreement.

4.4	A legal opinion of the general counsel of the Borrowers as to the law of the State of New York and US federal law, substantially in the form distributed to the Finance Parties prior to signing this Agreement.

5.	OTHER DOCUMENTS AND EVIDENCE

5.1	The payment of all fees due from the Borrowers pursuant to clause 8 (Fees) of the Restated Facility Agreement.

5.2	Completion by each Finance Party of all necessary “know your customer” or other similar checks.

5.3	Evidence that the Security constituted by the Charge over Account Balances has been released in full on or before the Effective Date.

5.4	Evidence that Law Debenture Corporate Services Limited has updated its records in relation to the Restated Facility Agreement and the Collateral Security Agreements and Collateral Control Agreements as amended by the relevant amendment agreements.

5.5	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

SCHEDULE 2

AMENDED AND RESTATED FACILITY AGREEMENT

LETTER OF CREDIT FACILITY AGREEMENT

US$250,000,000

FACILITY AGREEMENT

dated 11 November 2011

(as amended on 12 March 2012, 16 July 2012, 21 November 2012 and amended and restated on

7 March 2013)

for

TOWER INSURANCE COMPANY OF NEW YORK

as Borrower A

CASTLEPOINT INSURANCE COMPANY

as Borrower B

CASTLEPOINT NATIONAL INSURANCE COMPANY

as Borrower C

HERMITAGE INSURANCE COMPANY

as Borrower D

with

BARCLAYS BANK PLC and BANK OF MONTREAL, LONDON BRANCH

as Issuing Banks

and

BARCLAYS BANK PLC

as Agent and Security Agent

CONTENTS

Clause		Page

1	Definitions And Interpretation	4

2	The Facility	24

3	Conditions Of Utilisation	25

4	Utilisation	25

5	Letters Of Credit	27

6	Default Interest	30

7	Changes To The Calculation Of Interest	30

8	Fees	31

9	Tax Gross Up And Indemnities	31

10	Increased Costs	34

11	Other Indemnities	34

12	Mitigation By The Finance Parties	36

13	Costs And Expenses	36

14	Representations	37

15	Information Undertakings	42

16	General Undertakings	44

17	Collateral	48

18	Events Of Default	49

19	Changes To The Issuing Banks	52

20	Changes To The Borrowers	57

21	Role of the Agent and the Security Agent	57

22	Conduct Of Business By The Finance Parties	68

23	Sharing Among The Finance Parties	69

24	Payment Mechanics	70

25	Set-Off	74

26	Notices	74

27	Calculations and Certificates	77

28	Partial invalidity	77

29	Remedies and waivers	77

30	Amendments and waivers	77

31	Confidentiality	79

32	Counterparts	82

33	Governing law	82

34	Jurisdiction	82

35	Service of process	82

SCHEDULE 1 - Conditions Precedent		83

SCHEDULE 2 - Utilisation Request		84

SCHEDULE 3 - Form of Letter of Credit (Syndicated)		86

SCHEDULE 4 - Form of Transfer Certificate		91

THIS AGREEMENT is dated 11 November 2011 (as amended on 12 March 2012, 16 July 2012, 21 November 2012 and amended and restated on 7 March 2013)

and made between:

(1)	TOWER INSURANCE COMPANY OF NEW YORK a New York corporation whose registered address is 120 Broadway, 31st Floor, New York, NY 10271, United States (“Borrower A”);

(2)	CASTLEPOINT INSURANCE COMPANY a New York Corporation whose registered address is 120 Broadway, 31st Floor, New York, NY 10271, United States (“Borrower B”);

(3)	CASTLEPOINT NATIONAL INSURANCE COMPANY, an Illinois corporation whose registered address is 222 South Riverside Plaza, Suite 1600, Chicago, Illinois 60606, United States (“Borrower C”);

(4)	HERMITAGE INSURANCE COMPANY, a New York corporation whose registered address is 120 Broadway, 31st Floor, New York, NY 10271, United States (“Borrower D”);

(5)	BARCLAYS BANK PLC and BANK OF MONTREAL, LONDON BRANCH, each as an issuing bank (individually an “Issuing Bank” and together, the “Issuing Banks”);

(6)	BARCLAYS BANK PLC as agent of the other Finance Parties (the “Agent”); and

(7)	BARCLAYS BANK PLC as security trustee for the Finance Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Amendment and Restatement Agreement” means the amendment and restatement agreement dated 7 March 2013 relating to this Agreement.

“Applicant” means each counterparty to a Quota Share Pledge.

“Applicable Insurance Regulatory Authority” means, when used with respect to the Borrowers or any of their Subsidiaries, in each case to the extent authorised or licensed or admitted to carry on or transact in one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance or other businesses reasonably related thereto, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (US or foreign) in which each Borrower or such Subsidiary is domiciled or (y) to the extent asserting regulatory jurisdiction over each Borrower or such Subsidiary, the insurance department, authority or agency in each state or jurisdiction

(foreign or domestic) in which each Borrower or such Subsidiary is licensed, and shall include any US federal or national insurance regulatory department, authority or agency that may be created and that asserts insurance regulatory jurisdiction over each Borrower or such Subsidiary.

“Approved Currency” means any of the following:

(a)	Pounds Sterling, the lawful currency of the United Kingdom;

(b)	Euro, the lawful currency of the Participating Member States;

(c)	Swiss Francs, the lawful currency of Switzerland;

(d)	Australian Dollars, the lawful currency of Australia; and

(e)	Japanese Yen, the lawful currency of Japan.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means any officer of a Borrower who is named on, and whose specimen signature appears on, the bank mandate issued by that Borrower to the Agent.

“Authority” means any of the United Nations, the European Union, Her Majesty’s Treasury, any European Union member state, or any United States government entity.

“Availability Period” means the period from and including the date of this Agreement to and including the November coming-into-line date for the 2013 underwriting year as prescribed by Lloyd’s of London.

“Available Commitment” means an Issuing Bank’s Commitment minus:

(a)	the amount of its participation in any outstanding Letters of Credit; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Letters of Credit that are due to be made on or before the proposed Utilisation Date, other than its participation in Letters of Credit that are due to expire or be cancelled on or before the proposed Utilisation Date.

“Borrower A Collateral Control Agreement” means the amended and restated agreement dated on or about the date of this Agreement between the Custodian, Borrower A and the Security Agent relating to the Borrower A Custodian Accounts, as amended or restated from time to time.

“Borrower A Collateral Security Agreement” means the amended and restated agreement dated on or about the date of this Agreement under which the Security is created (or expressed to be created) by Borrower A over the Borrower A Custodian Accounts and the Borrower A Custody Agreement, as amended or restated from time to time.

“Borrower A Custodian Accounts” means the accounts with account numbers 26-42579 and 26-92042 held in the name of Borrower A with the Custodian under the Borrower A Custody Agreement.

“Borrower A Custody Agreement” means the agreement between Borrower A and the Custodian dated 25 October 2011 under which the Custodian agrees to hold certain assets as custodian on behalf of Borrower A and to establish the Borrower A Custodian Accounts, as amended or restated from time to time.

“Borrower B Collateral Control Agreement” means the amended and restated agreement dated on or about the date of this Agreement between the Custodian, Borrower B and the Security Agent relating to the Borrower B Custodian Accounts, as amended or restated from time to time.

“Borrower B Collateral Security Agreement” means the amended and restated agreement dated on or about the date of this Agreement under which the Security is created (or expressed to be created) by Borrower B over the Borrower B Custodian Accounts and the Borrower B Custody Agreement, as amended or restated from time to time.

“Borrower B Custodian Accounts” means the accounts with account numbers 26-42577 and 26-92045 held in the name of Borrower B with the Custodian under the Borrower B Custody Agreement.

“Borrower B Custody Agreement” means the agreement between Borrower B and the Custodian dated 25 October 2011 under which the Custodian agrees to hold certain assets as custodian on behalf of Borrower B and to establish the Borrower B Custodian Accounts, as amended or restated from time to time.

“Borrower C Collateral Control Agreement” means the amended and restated agreement dated on or about the date of this Agreement between the Custodian, Borrower C and the Security Agent relating to the Borrower C Custodian Accounts, as amended or restated from time to time.

“Borrower C Collateral Security Agreement” means the amended and restated agreement dated on or about the date of this Agreement under which the Security is created (or expressed to be created) by Borrower C over the Borrower C Custodian Accounts and the Borrower C Custody Agreement, as amended or restated from time to time.

“Borrower C Custodian Accounts” means the accounts with account numbers 26-42580 and 26-92043 held in the name of Borrower C with the Custodian under the Borrower C Custody Agreement.

“Borrower C Custody Agreement” means the agreement between Borrower C and the Custodian dated 25 October 2011 under which the Custodian agrees to hold certain assets as custodian on behalf of Borrower C and to establish the Borrower C Custodian Accounts, as amended or restated from time to time.

“Borrower D Collateral Control Agreement” means the amended and restated agreement dated on or about the date of this Agreement between the Custodian, Borrower D and the Security Agent relating to the Borrower D Custodian Accounts, as amended or restated from time to time.

“Borrower D Collateral Security Agreement” means the amended and restated agreement dated on or about the date of this Agreement under which the Security is created (or expressed to be created) by Borrower D over the Borrower D Custodian Accounts and the Borrower D Custody Agreement, as amended or restated from time to time.

“Borrower D Custodian Accounts” means the accounts with account numbers 26-42600 and 26-92044 held in the name of Borrower D with the Custodian under the Borrower D Custody Agreement.

“Borrower D Custody Agreement” means the agreement between Borrower D and the Custodian dated 25 October 2011 under which the Custodian agrees to hold certain assets as custodian on behalf of Borrower D and to establish the Borrower D Custodian Accounts, as amended or restated from time to time.

“Borrowers” means Borrower A, Borrower B, Borrower C and Borrower D.

“Break Costs” means the amount (if any) by which:

(a)	the interest which an Issuing Bank should have received for the period from the date of receipt of all or any part of its participation in an Unpaid Sum to the last day of the current Interest Period in respect of that Unpaid Sum, had the Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Issuing Bank would be able to obtain by placing an amount equal to the Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a)	the adoption or taking effect of any law, rule, regulation or treaty;

(b)	any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any governmental authority; or

(c)	the making or issuance of any request, guideline or directive (whether or not having the force of law) by any governmental authority.

“Charged Assets” means the Collateral Assets and any other assets subject (or expressed to be subject) to Security under the Security Documents.

“Collateral” means the Collateral (as defined in the Collateral Security Agreements) which is subject to Security in favour of the Security Agent under the Security Documents.

“Collateral Assets” means any Eligible Collateral held in the Borrower A Custodian Accounts, the Borrower B Custodian Accounts, the Borrower C Custodian Accounts and the Borrower D Custodian Accounts.

“Collateral Control Agreements” means each of the Borrower A Collateral Control Agreement, the Borrower B Collateral Control Agreement, the Borrower C Collateral Control Agreement or the Borrower D Collateral Control Agreement.

“Collateral Margin” means:

(a)	in the case of Eligible Collateral falling within paragraph (a) of the definition of “Eligible Collateral”, 95 per cent.;

(b)	in the case of Eligible Collateral falling within paragraph (b) of the definition of “Eligible Collateral”:

(i)	where such Eligible Collateral has a maturity of 5 years or less, 90 per cent.;

(ii)	where such Eligible Collateral has a maturity of greater than 5 years but less than or equal to 10 years, 85 per cent.;

(iii)	where such Eligible Collateral has a maturity of greater than 10 years, 80 per cent.,

provided that, in the case of Eligible Collateral falling within paragraphs (b)(ii) and (b)(iii) of the definition of “Eligible Collateral”, such percentages shall be reduced by 7.5 per cent with effect from the date on which the US Federal National Mortgage Association and/or US Federal Home Loan Mortgage Corporation, as the case may be, is no longer subject to Conservatorship;

(c)	in the case of Eligible Collateral falling within paragraph (c) of the definition of “Eligible Collateral”, 85 per cent.;

(d)	in the case of Eligible Collateral falling within paragraph (d) of the definition of “Eligible Collateral”:

(i)	where such Eligible Collateral has a maturity of 5 years or less, 85 per cent.;

(ii)	where such Eligible Collateral has a maturity of greater than 5 years but less than or equal to 10 years, 80 per cent.;

(iii)	where such Eligible Collateral has a maturity of greater than 10 years, 75 per cent.;

(e)	in the case of Eligible Collateral falling within paragraph (e) of the definition of “Eligible Collateral”:

(i)	where such Eligible Collateral has a maturity of 5 years or less, 85 per cent.;

(ii)	where such Eligible Collateral has a maturity of greater than 5 years but less than or equal to 10 years, 80 per cent.;

(iii)	where such Eligible Collateral has a maturity of greater than 10 years, but less than or equal to 15 years, 75 per cent.

(f)	in the case of Eligible Collateral falling within paragraph (f) of the definition of “Eligible Collateral”:

(i)	where such Eligible Collateral has a maturity of 5 years or less, 85 per cent.;

(ii)	where such Eligible Collateral has a maturity of greater than 5 years but less than or equal to 10 years, 80 per cent.;

(g)	in the case of Eligible Collateral falling within paragraph (g) of the definition of “Eligible Collateral”:

(i)	where such Eligible Collateral has a maturity of 5 years or less, 80 per cent.;

(ii)	where such Eligible Collateral has a maturity of greater than 5 years but less than or equal to 10 years, 75 per cent.;

(h)	in the case of Eligible Collateral falling within paragraph (h) of the definition of “Eligible Collateral”, where such Eligible Collateral has a weighted average maturity of less than 5 years, 75 per cent.; and

(i)	in the case of Eligible Collateral falling within paragraph (i) of the definition of “Eligible Collateral”, 80 per cent.

“Collateralisation Ratio” means, in relation to each Borrower, on each Test Date, the ratio (expressed as a percentage) of: (i) the Collateral Value attributable to that Borrower (determined by reference to the most recent Collateral Testing Information provided in accordance with Clause 17 (Collateral)); to (ii) the aggregate principal amount of all Letters of Credit outstanding to that Borrower.

“Collateral Security Agreements” means each of the Borrower A Collateral Security Agreement, Borrower B Collateral Security Agreement, Borrower C Collateral Security Agreement and Borrower D Collateral Security Agreement.

“Collateral Testing Information” means, in relation to a Borrower, information, in a form agreed by the Custodian and the Agent before the date of this Agreement, which sets out, amongst others:

(a)	details of each type of Eligible Collateral held by the Custodian on behalf of such Borrower;

(b)	where relevant, the maturity of each such Eligible Collateral;

(c)	where relevant, the credit rating of each such Eligible Collateral; and

(d)	the Market Value of each such Eligible Collateral.

“Collateral Value” means, in relation to each Borrower, on each Test Date, the aggregate of (i) the Market Value of each type of Eligible Collateral deposited by that Borrower (determined by reference to the most recent Collateral Testing Information made available in accordance with Clause 17 (Collateral)) (ii) multiplied by the Collateral Margin applicable to that Eligible Collateral.

“Commitment” or “Commitments” means:

(a)	in relation to Barclays Bank PLC, US$200,000,000; and

(b)	in relation to Bank of Montreal, London Branch US$50,000,000,

to the extent not cancelled, reduced or transferred under this Agreement.

“Confidential Information” means all information relating to the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as a Finance Party from any member of the Group or any of its Subsidiaries or any of their respective advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 31 (Confidentiality); or

(b)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(c)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by the Issuing Bank after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between Borrower A and the Agent.

“Conservatorship” means the appointment of a conservator pursuant to the Federal Housing Finance Regulatory Reform Act of 2008 and the Federal Housing Enterprises Finance Safety and Soundness Act of 1992.

“Custodian” means The Northern Trust Company.

“Custodian Accounts” means each of the Borrower A Custodian Accounts, the Borrower B Custodian Accounts, the Borrower C Custodian Accounts and the Borrower D Custodian Accounts.

“Custody Agreements” means each of the Borrower A Custody Agreement, the Borrower B Custody Agreement, the Borrower C Custody Agreement and the Borrower D Custody Agreement.

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period the giving of notice, the making of a determination under the Finance Documents or any combination of any of the foregoing) to be an Event of Default.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Effective Date” has the meaning given to it in the Amendment and Restatement Agreement.

“Eligible Collateral” means:

(a)	investments in any money market fund provided that:

(i)	such fund qualifies as an investment fund under the Investment Company Act 1940;

(ii)	such fund invests solely in securities issued or guaranteed as to principal and interest by the US government and has a minimum credit rating of Aaa from Moody’s or AAA from Standard & Poor’s; and

(iii)	has been approved by the Agent (acting in good faith);

(b)	debt securities:

(i)	issued by, or the payment of which is unconditionally backed by, the full faith and credit of the United States of America;

(ii)	issued by the US Federal National Mortgage Association;

(iii)	issued by the US Federal Home Loan Mortgage Corporation;

(iv)	unconditionally guaranteed by the US Federal Deposit Insurance Corporation; or

(v)	issued by the US Government National Mortgage Association,

in each case with a minimum credit rating of Aa2 from Moody’s or AA from Standard & Poor’s;

(c)	agency pass-through mortgage pools:

(i)	issued by the US Federal National Mortgage Association;

(ii)	issued by the US Federal Home Loan Mortgage Corporation;

(iii)	unconditionally guaranteed by the US Federal Deposit Insurance Corporation; or

(iv)	issued by the US Government National Mortgage Association;

(d)	debt securities issued by, or the payment of which is unconditionally backed by, the full faith and credit of, the governments of any of the following countries: the United Kingdom, France, Germany and Japan, provided that such country is a full member of the Organisation for Economic Co-operation and Development, and in each case with a minimum credit rating of Aa3 from Moody’s or AA- from Standard & Poor’s;

(e)	US municipal bonds being either general obligation bonds or revenue bonds which have a fixed coupon and a total issue size of at least $250,000,000 and with a minimum credit rating of Aa3 from Moody’s or AA- from Standard & Poor’s;

(f)	US non-financial corporate bonds with a minimum credit rating of Aa3 from Moody’s or AA- from Standard & Poor’s and provided that such bonds are not convertible into shares of the issuer;

(g)	US non-financial corporate bonds which have a fixed coupon and a total issue size of at least $250,000,000 and with a minimum credit rating of A3 from Moody’s or A- from Standard & Poor’s and provided that such bonds are not convertible into shares of the issuer;

(h)	senior CMBS bonds which have a fixed coupon and with a minimum credit rating of Aaa from Moody’s or AAA from Standard & Poor’s; and

(i)	commercial paper with a minimum credit rating of A1 from Moody’s or P1 from Standard & Poor’s,

and which in each case are deposited with or held by the Custodian and subject to perfected first priority Security in favour of the Security Agent under the Security Documents, provided that:

(i)	except in the case of Eligible Collateral falling within paragraphs (a) or (b) above, no more than 10 per cent. of the aggregate Eligible Collateral (by reference to Market Value at any time) shall have been issued by any single issuer;

(ii)	in relation to Eligible Collateral falling within paragraph (e) above, no more than 50 per cent. of the aggregate Eligible Collateral (by reference to Market Value) at any time shall fall within this category;

(iii)	in relation to Eligible Collateral falling within paragraph (g) above, no more than 20 per cent. of the aggregate Eligible Collateral (by reference to Market Value) at any time shall fall within this category; and

(iv)	in relation to Eligible Collateral falling within paragraph (h) above, no more than 20 per cent. of the aggregate Eligible Collateral (by reference to Market Value) at any time shall fall within this category, save that where any Borrower has deposited Eligible Collateral with the Custodian in a Custodian Account which has an aggregate Market Value (determined by reference to the most recent Collateral Testing Information made available in accordance with Clause 17 (Collateral)) of US$10,000,000 or less in that Custodian Account the restrictions detailed at paragraphs (i) to (iv) above shall not apply.

“Environment” means humans, animals, plants and all other living organisms including ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment including any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of a Borrower conducted on or from the properties owned or used by a Borrower.

“ERISA” means the US Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Excluded Taxes” means, with respect to the Issuing Banks or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder or under any Finance Document, (a) Taxes imposed on or measured by its net income or gain (however denominated), franchise Taxes imposed on it (in lieu of net income taxes), and any taxes based on the capital, gross receipts, assets or property of such recipient (or other similar taxes), in each case, imposed by the United States (or any state or locality thereof)

or by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of an Issuing Bank, in which its applicable Facility Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction (i) in which a Borrower is located or (ii) is described in clause (a) above, (c) any backup withholding tax imposed by the United States (or any state or locality thereof), and (d) in the case of a non-US Issuing Bank any United States withholding tax that (i) is imposed on amounts payable to such non-US Issuing Bank pursuant to any Law enacted at the time such Issuing Bank becomes a party hereto (or designates a new Facility Office) or (ii) is attributable to such non-US Issuing Bank’s failure or inability (other than as a result of a Change in Law occurring after the date such Issuing Bank becomes a party to this Agreement or designates a new Facility Office) to comply with Clause 9.2 (f)-(h) of this Agreement (including as a result of any inaccurate or incomplete documentation), except to the extent that the assignor to such Issuing Bank or the existing Facility Office of such Issuing Bank was entitled, at the time of the assignment of its rights under this Agreement, to receive additional amounts from a Borrower with respect to such withholding tax pursuant to Clause 9.2.

“Existing Credit Agreement” means the US$150,000,000 credit agreement between, among others, Tower Group Inc. as borrower, Bank of America, N.A., JP Morgan Chase Bank, N.A., KeyBank National Association, PNC Bank, National Association, Wells Fargo Bank, National Association and The Northern Trust Company, dated 14 May 2010 as amended and restated on 15 February 2012, as amended on 26 November 2012 and as further amended or restated from time to time.

“Expiry Date” means the last day of the Term for a Letter of Credit, such date to fall no later than the Termination Date.

“Event of Default” means any event or circumstance specified in Clause 18 (Events of Default).

“Facility” means the letter of credit facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices of an Issuing Bank through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter dated on or about the Effective Date between a Borrower and the Agent or a Borrower and the Security Agent or a Borrower and an Issuing Bank or the Issuing Banks setting out any of the fees referred to in Clause 8 (Fees).

“Finance Document” means this Agreement, any Fee Letter, the Security Documents, the Amendment and Restatement Agreement and any other document designated as such by the Agent and the Borrowers.

“Finance Party” means the Agent, the Security Agent or an Issuing Bank.

“Financial Indebtedness” means any indebtedness for or in respect of (without double-counting):

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with US generally accepted accounting principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any preference share which is capable of redemption prior to the Termination Date; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funds at Lloyd’s” or “FAL” has the meaning given to it under paragraphs 16 and 17 of the Membership Byelaw (No. 5 of 2005).

“Group” means each of the Borrowers and their respective Subsidiaries for the time being.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document; or

(c)	an Insolvency Event has occurred and is continuing with respect to the Agent unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:-

(A)	administrative or technical error; or

(B)	a Disruption Event and,

payment is made within 3 Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:-

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Interest Period” means each period determined in accordance with Clause 6.1 (Default interest) and paragraph (h) of Clause 5.2 (Claims under a Letter of Credit).

“Internal Revenue Code” means the US Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder.

“IRS” means the US Internal Revenue Service.

“ITA” means the Income Tax Act 2007.

“L/C Commitment” means, in relation to an Issuing Bank in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Issuing Bank’s Commitment to the Total Commitment immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Issuing Bank.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any governmental authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case as in effect from time to time.

“Letter of Credit” means a letter of credit substantially in the form set out in Schedule 3 (Form of Letter of Credit) or in any other form requested by any Borrower and agreed by the Majority Issuing Banks.

“LIBOR” means:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the relevant currency or Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 am (London Time) on the Quotation Day for the offering of deposits in the relevant currency and for a period comparable to the relevant Interest Period.

“LMA” means the Loan Market Association.

“Lloyd’s” means the Society incorporated by Lloyd’s Act 1871 by the name of Lloyd’s.

“Majority Issuing Banks” means:

(a)	if the Issuing Banks are Barclays Bank PLC and Bank of Montreal, London Branch only, all Issuing Banks;

(b)	if the Issuing Banks are any persons other than or in addition to those set out in paragraph (a) above, an Issuing Bank or Issuing Banks whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

“Market Value” means the market value of the relevant Eligible Collateral together with accrued income determined by the Custodian in accordance with the following principles:

(a)	securities listed or traded on any generally recognised securities exchange shall be valued at the closing sale price. If no sale has been reported for a given day or if the exchange was not open on a given day, the last published sale price or the last recorded bid price, whichever is the most recent, shall be used, unless in the opinion of the Custodian such price does not fairly indicate the actual market value, in which case the Custodian may rely on the valuation obtained from a reputable broker or investment banker as of the valuation date. Securities traded only in the over-the-counter market shall be valued at the closing representative bid price for such securities as reported by the NASDAQ reporting system for securities covered by that system and for other over-the-counter securities at the last current bid price for such securities in accordance with quotations obtained from a reputable broker or investment banker as of the valuation date. Notwithstanding the foregoing, the Custodian may use any other method of valuation which is or becomes generally accepted practice for valuation of assets in the corporate custody industry;

(b)	for the purposes of paragraph (a) above, the Custodian may rely on reports printed in any newspaper of general circulation published in New York or in any other newspaper the Custodian deems appropriate, or in any financial periodical or industry-recognised quotation service, or in the records of any securities exchange, as sufficient evidence of sale, bid and asked prices, and over-the-counter quotations;

(c)	other securities or assets which cannot be valued under paragraphs (a) to (b) above shall be valued on the basis of data available from the best available sources, including employees of the Custodian, brokers or dealers who deal in or are familiar with the type of investment involved or other qualified appraisers, or by reference to the market value of similar investments for which a market value is readily ascertainable; and

(d)	notwithstanding anything to the contrary in this Agreement, the Custodian shall have no duty to confirm or validate any information or valuation supplied to the Custodian from any third party sources described in paragraphs (b) and (c) above, nor shall the Custodian be responsible for any act or omission of any such source selected by the Custodian acting in good faith and without gross negligence.

The Market Value of the Eligible Collateral shall be set out in the Collateral Testing Information provided by the Custodian in accordance with Clause 17 (Collateral).

“Material Adverse Effect” means a material adverse effect on:

(a)	the assets, financial condition or business of any of the Borrowers or the Group taken as a whole; or

(b)	the ability of any Borrower to perform its payment or other material obligations under the Finance Documents; or

(c)	the validity, legality, or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day.

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“New LOC Facility Agreement” means the US$25,000,000 letter of credit facility agreement between Tower Group, Inc. as guarantor, CastlePoint Reinsurance Company, Ltd., as borrower and Barclays Bank PLC, dated 16 July 2012, as amended on 21 November 2012 and as further amended or restated from time to time.

“Original Facility Agreement” means the US$125,000,000 letter of credit facility agreement dated 11 November 2011, as amended on 12 March 2012, 16 July 2012 and 21 November 2012, between the Borrowers and Barclays Bank PLC, as issuing bank.

“Original Financial Statements” means the statutory financial statements of each Borrower for the financial year ended 31 December 2010.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the US Pension Benefit Guaranty Corporation.

“Pension Act” means the US Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any instalment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of each Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Process Agent Letter” means the letter dated on or around the date of this Agreement between Borrower A, Borrower B, Borrower C, Borrower D and Law Debenture Corporate Services Limited appointing Law Debenture Corporate Services Limited as its agent for service of process pursuant to this Agreement and pursuant to the Security Documents, and any other letter between any Borrower and Law Debenture Corporate Services Limited in respect of any other documents.

“Quasi-Security” means:

(a)	the sale, transfer or disposal of any assets by any Borrower on terms whereby they are or may be leased to or re-acquired by that Borrower;

(b)	the sale, transfer or disposal of any receivables of any Borrower on recourse terms;

(c)	any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined the day determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Quota Share Pledge” means:

(a)	the quota share pledge agreement entered into on 1 January 2012 between Canopius Capital 14 and Tower Insurance Company of New York;

(b)	the quota share pledge agreement entered into on or about 1 January 2012 between Hardy Inc Limited and CastlePoint Insurance Company; and

(c)	the quota share pledge agreement entered into on 1 January 2012 between Flectat Limited and Tower Insurance Company of New York.

“Reference Banks” means the principal London offices of Barclays Bank PLC and Bank of Montreal or such other banks as may be appointed by the Issuing Banks in consultation with the Borrowers.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fluid whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Repeating Representations” means each of the representations set out in Clause 14 (Representations) other than Clause 14.7 (Deduction of Tax), Clause 14.8 (No filing or stamp taxes), Clause 14.10 (No misleading information), Clause 14.11(a) and Clause 14.11(b) (Financial Statements).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Screen Rate” means the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers and the Issuing Banks.

“SDN List” means the Specially Designated Nationals List maintained by the Office of Foreign Assets Control of the US Department of the Treasury, or any similar list maintained by any Authority.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means the Collateral Security Agreements, the Collateral Control Agreements, the Custody Agreements and any other document that may at any time be given as security for any liabilities in connection with any Finance Document.

“Solvent” means as to each Borrower that as of the date of determination both (a)(i) the sum of such Borrower’s debt (including contingent liabilities) does not exceed all of its property, at a fair valuation; (ii) such Borrower is able to pay the probable liabilities on such Borrower’s then existing debts as they become absolute and matured; (iii) such Borrower’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iv) such Borrower does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Borrower is “solvent” within the meaning given that term and similar terms under applicable US laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (discounted to present value at rates believed to be reasonable by such Borrower acting in good faith).

“Standard & Poor’s” means Standard & Poor’s Ratings Services and its successors.

“Subsidiary” of a Party means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Party.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term” means each period under this Agreement for which an Issuing Bank is under a liability under a Letter of Credit.

“Termination Date” means 31 December 2016.

“Test Date” means each of:

(a)	the last Business Day in each calendar month falling after the date of this Agreement;

(b)	the date which is 2 Business Days after the date of each Utilisation Request; and

(c)	any other date specified by the Agent or an Issuing Bank (through the Agent) to each Borrower on not less than 5 Business Days’ notice.

“Total Commitments” means the aggregate of the Commitments, being US$250,000,000 as at the Effective Date.

“Transaction Security” means the Security constituted by the Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

“Transfer Date” means, in relation to an assignment or transfer, the proposed transfer date specified in the relevant Transfer Certificate or assignment agreement or, in the event that no transfer date is specified in the relevant Transfer Certificate or assignment agreement, the date on which the Agent executes the relevant Transfer Certificate or assignment agreement.

“United States” or “US” means the United States of America.

“Unpaid Sum” means any sum due and payable but unpaid by a Borrower under the Finance Documents.

“US Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“US Dollars” means US Dollars, the lawful currency of the United States of America.

“USA Patriot Act” means the US Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L.107-56) (commonly known as the USA Patriot Act).

“US Statutory Accounting Principles” means statutory accounting principles prescribed or permitted by the relevant Borrower’s domiciliary insurance department.

“Utilisation” means a utilisation of the Facility by way of a Letter of Credit.

“Utilisation Date” means the date of a Utilisation, being the date on which a Letter of Credit is to be issued, the date the stated amount of a Letter of Credit is increased or the expiry date is extended.

“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Security Agent”, any “Issuing Bank”, any “Finance Party”, a “Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(vii)	an Issuing Bank’s participation in relation to a Letter of Credit shall be construed as a reference to the relevant amount that is or may be payable by that Issuing Bank in relation to that Letter of Credit;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is “continuing” if it has not been remedied or waived, and an Event of Default is “continuing” if it has not been waived.

1.3	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2.	THE FACILITY

2.1	Grant of the Facility

Subject to the terms of this Agreement, the Issuing Banks make available to the Borrowers a US Dollar letter of credit facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Borrower shall be a separate and independent debt. Bank of Montreal, London Branch may elect to have its obligations hereunder funded by Bank of Montreal or another branch of Bank of Montreal (“Bank of Montreal Affiliate”) and such Bank of Montreal Affiliate shall be entitled to rights under the Finance Documents as an “Issuing Bank” and a “Finance Party”, provided that such Bank of Montreal Affiliate shall have no voting rights hereunder, which rights remain with Bank of Montreal, London Branch and Bank of Montreal, London Branch shall be the Issuing Bank listed on any Letter of Credit issued hereunder.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Borrowers’ obligations

(a)	The obligations of each Borrower under the Finance Documents are several and not joint. Failure by a Borrower to perform its obligations under the Finance Documents does not affect the obligations of any other Borrower under the Finance Documents. No Borrower is responsible for the obligations of any other Borrower under the Finance Documents.

(b)

Where the Borrowers are required to make payment of any sums pursuant to any of Clause 8 (Fees), Clause 9.3 (Tax Indemnity), Clause 9.5 (Stamp Taxes), Clause 10.1 (Increased Costs), Clause 12.2 (Limitation of Liability) or Clause 13 (Costs and Expenses) or any clause hereunder which requires payment of sums by a Borrower (except where such clause specifically identifies which Borrower is responsible for payment of such sums), each Borrower shall only be responsible for payment of its Proportionate Share of such sums. For the purposes of this Clause 2.3, “Proportionate Share” means, in relation to a Borrower: (i) at any time after the first Utilisation Date, the proportion which the Letters of Credit issued for the account of that Borrower bears to all Letters of Credit then outstanding; and (ii) at any other time, one quarter.

2.4	Purpose and Application

The Facility is made available for the purpose of providing one or more Letters of Credit to each Borrower pursuant to that Borrower’s Quota Share Pledge Agreement to be used as Funds at Lloyd’s to support and stand as security for the general business at Lloyd’s of the relevant Applicant or, for general insurance purposes.

3.	CONDITIONS OF UTILISATION

3.1	Conditions precedent

(a)	A Borrower may not deliver the first Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 1 Part 1 (Conditions precedent) in form and substance satisfactory to it. The Agent shall notify each Borrower promptly upon being so satisfied.

(b)	Without limiting paragraph (a) above, the Agent (on behalf of the Issuing Banks) will only be obliged to comply with Clause 4.4 (Issue of Letters of Credit) if:

(i)	the relevant Borrower is, and will after making the relevant Utilisation(s) remain, in compliance with its obligations under Clause 17 (Collateral) and the Agent shall have received the Collateral Testing Information made available in accordance with Clause 17.3 on the date which is 1 Business Day after the date of each Utilisation Request and the Agent has performed such calculations as are necessary to determine whether the relevant Borrower is in compliance with its obligations under Clause 17 (Collateral);

(ii)	no Default is continuing or would result from the proposed Utilisation; and

(iii)	the Repeating Representations to be made by such Borrower are true.

3.2	Maximum number of Letters of Credit

A Borrower may not deliver more than 10 Utilisation Requests in total, or such greater number as the Agent may agree.

4.	UTILISATION

4.1	Delivery of a Utilisation Request

A Borrower may request a Letter of Credit by delivery to the Agent of a duly completed Utilisation Request not later than 10.00 am (London time) 3 Business Days prior to the proposed Utilisation Date. The Agent shall promptly provide each Issuing Bank with a copy of such Utilisation Request.

4.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 4.3 (Currency and amount);

(iii)	the Letter of Credit is substantially in the form set out in Schedule 3 and is attached;

(iv)	it specifies the relevant Borrower;

(v)	the Letter of Credit has an Expiry Date no later than the Termination Date;

(vi)	the applicant under such Letter of Credit is an Applicant and the beneficiary of such Letter of Credit is Lloyd’s or such other beneficiary agreed by the Issuing Banks; and

(vii)	the delivery instructions for the Letter of Credit are specified.

(b)	Only one Letter of Credit may be requested in each Utilisation Request.

4.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of the proposed Letter of Credit must be an amount which is less than or equal to the aggregate Available Commitment and must be specified in the relevant Letter of Credit.

4.4	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the Agent (on behalf of the Issuing Banks) shall issue the Letter of Credit on or before the Utilisation Date.

(b)	The amount of each Issuing Bank’s participation in each Letter of Credit will be equal to its L/C Commitment, which must be specified in the relevant Letter of Credit

(c)	The Agent shall promptly notify each Issuing Bank of the details of the requested Letter of Credit and its participation in that Letter of Credit.

4.5	Cancellation of Commitment

(a)	The Available Commitment shall be immediately cancelled at the end of the Availability Period.

(b)	A Borrower may if it gives the Agent not less than 10 Business Days’ prior written notice, cancel the whole or part (being a minimum amount of not less than US$500,000) of the Available Commitment. Any such notice of cancellation shall be irrevocable and unless a contrary indication appears in this Agreement any such notice shall specify the date or dates upon which the relevant cancellation is to be made and the amount of that cancellation.

(c)	Any Commitment cancelled under this Agreement shall reduce the Commitment of each Issuing Bank rateably.

(d)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

(e)	No Party may cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

4.6	Illegality

(a)	If it becomes unlawful in any applicable jurisdiction for any Issuing Bank to issue or maintain its participation in any Letter of Credit:

(i)	that Issuing Bank shall promptly notify the Agent and each Borrower upon becoming aware of that event; and

(ii)	upon the Agent notifying each Borrower, the Commitment of that Issuing Bank will be immediately cancelled.

5.	LETTERS OF CREDIT

5.1	Fees payable in respect of Letters of Credit

(a)	The relevant Borrower shall pay to the Agent (for the account of each Issuing Bank) a letter of credit fee on each Letter of Credit computed at the rate of 0.35 per cent. per annum on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date.

(b)	The letter of credit fee on a Letter of Credit shall be payable on the first day of each successive period of three months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of that Letter of Credit.

(c)	Fees payable in accordance with this Clause 5.1 in respect of any Letter of Credit issued shall be payable in US Dollars.

5.2	Claims under a Letter of Credit

(a)	The Agent shall promptly notify each Issuing Bank of the details of any claim made or purported to be made under a Letter of Credit requested by any Borrower.

(b)	Each Issuing Bank shall advise the Agent within 1 Business Day of notice from the Agent of a claim that it will not be paying such claim and provide reasons therefor.

(c)	Each Borrower irrevocably and unconditionally authorises the Issuing Banks to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (a “Claim”).

(d)	Each Issuing Bank, unless it advises the Agent that it will not be paying such Claim, shall provide its L/C Commitment (as such term is defined in each Letter of Credit) to Lloyd’s and advise the Agent of such payment.

(e)	The relevant Borrower shall within two Business Days of demand by the Agent pay to the Agent for the account of the Issuing Banks an amount equal to the amount of any Claim in the currency of the Claim.

(f)	Each Borrower acknowledges that no Issuing Bank:

(i)	is obliged to carry out any investigation or seek any confirmation from any other person before paying a Claim; and

(ii)	deals in documents only and will not be concerned with the legality of a Claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(g)	The obligations of each Borrower under this Clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a Claim or other document.

(h)	Interest shall accrue on the amount of any Claim from the date of the Claim until the date the Agent receives repayment from the relevant Borrower in respect of that Claim, at a rate which is the aggregate of:

(i)	0.35 per cent; and

(ii)	the applicable LIBOR,

for such interest period selected by the Agent.

(i)	Any interest accruing under this Clause 5 (Letters of Credit) shall be payable by the relevant Borrower within three Business Days of demand in writing by the Agent.

(j)	Any interest accruing under this Clause 5 (Letters of Credit) (if unpaid) will be compounded at the end of its interest period but will remain due and payable within three Business Days of demand.

5.3	Indemnities

Each Borrower shall within five Business Days of demand indemnify the Agent and each Issuing Bank against any cost, loss or liability incurred by it (otherwise than by reason of its negligence or wilful misconduct) in acting as Agent or Issuing Bank, as the case may be, under any Letter of Credit requested by that Borrower.

5.4	Role of the Issuing Bank

(a)	Nothing in this Agreement constitutes any Issuing Bank as a trustee or fiduciary of any other person.

(b)	Each Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

(c)	Each Issuing Bank may rely on:

(i)	any representation, notice or document provided to it in relation to the Facility believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(d)	Each Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(e)	Each Issuing Bank may act in relation to the Finance Documents through its personnel and agents.

(f)	Each Issuing Bank is not responsible for:

(i)	the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by any Party (including itself), or any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(ii)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

5.5	Exclusion of liability

(a)	Without limiting paragraph (b) below, no Issuing Bank will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the relevant Issuing Bank) may take any proceedings against any officer, employee or agent of that Issuing Bank in respect of any claim it might have against that Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.

5.6	Amendments to Letters of Credit

(a)	If the Borrowers or the Issuing Banks wish to amend a Letter of Credit which has been issued, the Agent may amend and re-issue that Letter of Credit in the form agreed by the Borrowers and the Issuing Banks.

(b)	If, in accordance with Clause 19 (Changes to the Issuing Banks), an Issuing Bank assigns, transfers or novates its participation in a Letter of Credit which has been issued, the Borrowers and the Issuing Banks hereby authorise the Agent to amend and re-issue that Letter of Credit to reflect the New Issuing Bank’s (as defined in clause 19.1(a)) participation without further consultation with the Borrower or the Issuing Banks.

6.	DEFAULT INTEREST

6.1	Default interest

(a)	If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on such Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which is the aggregate of:

(i)	4 per cent; and

(ii)	the applicable LIBOR,

for such interest period selected by the Agent (acting reasonably).

(b)	Any interest accruing under this Clause 6 (Default Interest) shall be payable by the relevant Borrower within two Business Days of demand in writing by the Agent.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum to the extent such Unpaid Sum remains unpaid at the end of its interest period but will remain due and payable within two Business Days of demand in writing by the Agent.

7.	CHANGES TO THE CALCULATION OF INTEREST

7.1	Absence of quotations

Subject to Clause 7.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11 am (London time) on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

7.2	Market disruption

(a)	If a Market Disruption Event occurs then the rate of interest for the Interest Period shall be 0.8 per cent. (or, if the circumstances described in Clause 6.1 (Default interest) have occurred, 4.45 per cent.).

(b)	In this Agreement “Market Disruption Event” means at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and Interest Period.

7.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or a Borrower so requires, the Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior written consent of each Finance Party and each Borrower, be binding on all Parties.

7.4	Break Costs

Each Borrower shall, within five Business Days of demand by a Finance Party pay to that Finance Party its Break Costs attributable to all or any part of any interest payable by that Borrower pursuant to Clause 5.2(h), Clause 6.1 (Default interest) or Clause 7.2 (Market disruption) being paid by that Borrower on a day other than the last day of an Interest Period for that interest.

7.5	Interest Rate Limitation

Notwithstanding anything to the contrary contained in any Finance Document, the interest payable by the Borrowers under the Finance Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable US law (the “Maximum Rate”). If an Issuing Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the obligations owing by the relevant Borrower or, if it exceeds such unpaid principal, refunded to the relevant Borrower.

8.	FEES

8.1	Arrangement fee

The Borrowers shall pay to the Agent (for the account of the relevant Issuing Bank) an arrangement fee in the amount and at the times agreed in each Fee Letter.

8.2	Commitment fee

(a)	The Borrowers shall pay to the Agent (for the account of each Issuing Bank) a fee in US Dollars computed at the rate of 0.14 per cent per annum on the Available Commitment for the period from the first Utilisation Date until expiry of the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount at the time the cancellation is effective.

8.3	Agency fee

The Borrowers shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

8.4	Security Agent fee

The Borrowers shall pay to the Security Agent (for its own account) a security agent fee in the amount and at the times agreed in a Fee Letter.

9.	TAX GROSS UP AND INDEMNITIES

9.1	Definitions

(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment or refund of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by any Borrower to a Finance Party under Clause 9.2 (Tax gross-up) or a payment under Clause 9.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 9 (Tax Gross Up and Indemnities) a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

9.2	Tax gross-up

(a)	Each Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	A Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.

(c)	If a Tax Deduction is required by law to be made by a Borrower other than a Tax Deduction related to an Excluded Tax, the amount of the payment due from that Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If a Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent evidence reasonably satisfactory to the Agent that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	Additionally, each Issuing Bank agrees to deliver to each Borrower on or prior to the first Utilisation Date, and in a timely fashion thereafter, IRS Form W-8BEN, IRS Form W-8ECI or such other documents and forms of the IRS, duly executed and completed by that Issuing Bank, as are required under United States law to establish that Issuing Bank’s status for United States withholding tax purposes.

9.3	Tax indemnity

(a)	The Borrowers shall (within five Business Days of demand by the Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	to any Excluded Taxes; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 9.2 (Tax gross-up).

9.4	Tax Credit

If a Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the relevant Finance Party shall pay an amount to that Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Borrower.

9.5	Stamp taxes

The Borrowers shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

9.6	VAT

(a)	All amounts set out or expressed in a Finance Document to be payable by any Borrower to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	Where any Finance Party requires a Borrower to reimburse or indemnify it for any cost or expense, that Borrower shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

10.	INCREASED COSTS

10.1	Increased costs

(a)	Subject to Clause 10.3 (Exceptions) the Borrowers shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party, or any of its Affiliates as a result of (i) any Change in Law or (ii) compliance with any law or regulation made after the date of this Agreement, regardless of the date enacted, adopted or issued or the date implemented by such Finance Party (even if implemented prior to the absolute date such implementation is required by such Change in Law). Provided, however, that any increased costs relating to Taxes shall be governed exclusively by Clause 9 (Tax Gross Up and Indemnities) of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into this Agreement or funding or performing its obligations under any Finance Document.

10.2	Increased cost claims

If a Finance Party intends to make a claim pursuant to Clause 10.1 (Increased costs) it shall notify the Agent of the event giving rise to the claim and provide a certificate confirming the amount of its Increased Costs to the Agent and the Agent shall promptly notify each Borrower and provide a copy of that certificate to the Borrowers.

10.3	Exceptions

(a)	Clause 10.1 (Increased costs) does not apply to the extent any Increased Cost is attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

11.	OTHER INDEMNITIES

11.1	Currency indemnity

(a)	If any sum due from a Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

then that Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

11.2	Other indemnities

Each Borrower shall within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	a failure by such Borrower to pay any amount due under a Finance Document on its due date or to otherwise comply with its obligations under the Finance Documents;

(b)	the occurrence of any Event of Default;

(c)	issuing, or making arrangements to issue a Letter of Credit requested by a Borrower but not issued by reason of the operation of any one or more of the provisions of this Agreement;

(d)	taking, holding, protecting or enforcing any Security created pursuant to any Finance Document; or

(e)	exercising any of the rights, powers, discretions or remedies vested in it under any Finance Document or by law.

11.3	Indemnity to the Agent

(a)	Each Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default; or

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

11.4	Indemnity to the Security Agent

(a)	Each Borrower jointly and severally shall promptly indemnify the Security Agent against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by a Borrower to comply with its obligations under Clause 13 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Collateral;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent by the Finance Documents or by law;

(v)	any default by any Borrower in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)	acting as Security Agent under the Finance Documents.

12.	MITIGATION BY THE FINANCE PARTIES

12.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 4.6 (Illegality), Clause 9 (Tax gross-up and indemnities), Clause 10 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of a Borrower under the Finance Documents.

12.2	Limitation of liability

(a)	The Borrowers shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 12.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 12.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

13.	COSTS AND EXPENSES

13.1	Transaction expenses

The Borrowers shall within five Business Days of demand pay the Agent, Security Agent and each Issuing Bank the amount of all documented costs and expenses (including legal fees) reasonably incurred (subject to any agreed caps) by any of them in connection with the negotiation, preparation and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

The relevant Finance Party shall provide a certificate or invoice(s) to the Borrowers confirming the amount of any such costs and expenses.

13.2	Amendment costs

If (a) a Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 24.10 (Change of currency), such Borrower shall, within five

Business Days of demand, reimburse each Finance Party for the amount of all costs and expenses (including legal fees) reasonably incurred by it in responding to, evaluating, negotiating or complying with that request or requirement.

13.3	Enforcement costs

The Borrowers shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the administration, enforcement of, or the preservation of any rights under, any Finance Document.

14.	REPRESENTATIONS

Each Borrower, severally and not jointly, makes the representations and warranties set out in this Clause 14 to each Finance Party on the date of this Agreement.

14.1	Status

(a)	It is a company duly incorporated, validly existing and in good standing under the laws of its state of incorporation.

(b)	It and each of its Subsidiaries has the power and authority and all requisite governmental licences, authorisations, consents and approvals to own its assets and carry on its business as it is being conducted.

(c)	It and each of its Subsidiaries is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license;

except in each case referred to in paragraph (b) or (c), to the extent that failure to do so is not reasonably likely to have a Material Adverse Effect.

14.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 3 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

14.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets to the extent that such conflict has or is reasonably likely to have a Material Adverse Effect,

nor result in the existence of, or oblige it to create, any Security over any of its assets (other than the Security constituted pursuant to the Security Documents).

14.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

14.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	to enable it to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have,

have been obtained or effected and are in full force and effect.

14.6	Governing law and enforcement

(a)	The choice of English law as the governing law of this Agreement and the Process Agent Letter will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in England in relation to this Agreement and the Process Agent Letter will be recognised and enforced in its jurisdiction of incorporation.

(c)	The choice of New York law as the governing law of each Collateral Security Agreement will be recognised and enforced in its jurisdiction of incorporation.

(d)	Any judgment obtained in New York in relation to a Collateral Security Agreement will be recognised and enforced in its jurisdiction of incorporation.

(e)	The choice of Illinois law as the governing law of each Collateral Control Agreement and each Custody Agreement will be recognised and enforced in its jurisdiction of incorporation.

(f)	Any judgment obtained in Illinois in relation to a Collateral Control Agreement or Custody Agreement will be enforced in its jurisdiction of incorporation.

14.7	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

14.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority (other than Uniform Commercial Code Financing Statements to be filed with the Secretary of State in the state of incorporation of such Borrower) in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

14.9	No default

(a)	No Event of Default is continuing or might result from the making of any Utilisation;

(b)	No event or circumstance is outstanding which constitutes a default under any agreement or instrument which is binding on it or to which its assets are subject which is reasonably likely to have a Material Adverse Effect.

14.10	No misleading information

All written material information provided on or before the date of the Original Facility Agreement to a Finance Party by or on behalf of a Borrower is accurate and not misleading in any material respect and all projections provided to each Finance Party on or before the date of the Original Facility Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

14.11	Financial statements

(a)	The Original Financial Statements were prepared in accordance with US Statutory Accounting Principles consistently applied.

(b)	The Original Financial Statements fairly represent financial condition and operations of the relevant Borrower during the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition since the date of its most recent financial statements delivered pursuant to Clause 3.1(a) or Clause 15.1 (Financial Statements).

14.12	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

14.13	Environmental laws

(a)	It is in compliance with Clause 16.10 (Environmental compliance) and to the best of each Borrower’s knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against it where that claim has or is reasonably likely, if determined against it, to have a Material Adverse Effect.

14.14	Pari passu ranking

(a)	Subject to the registrations specified in Clause 14.8 (No filing or stamp taxes) each Security Document creates (or, once entered into, will create) in favour of the Security Agent for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)	Without limiting paragraph (a) above, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

14.15	Title

It has good and marketable title to the Charged Assets created by it pursuant to any Security Document, free from all Security except the Security created pursuant to, or permitted by, the Finance Documents and any Security in favour of the Custodian created pursuant to a Custody Agreement or by operation of law.

14.16	Collateral

(a)	It is and will at all times be the sole and absolute legal and beneficial owner of its Custodian Account free from all Security except for the Security under the Security Documents and subject to the terms of its Custody Agreement.

(b)	It is and will at all times be the sole and absolute legal and beneficial owner of the rights arising in its favour under its Custody Agreement, which remains in full force and effect without modification, supplement or variation (other than a modification, supplement or variation which is minor, of a solely technical nature or administrative in nature). With respect to its Custody Agreement, there has not been:

(i)	a material breach or default by the relevant Borrower which has occurred and is continuing;

(ii)	a right for the Custodian to rescind, cancel or terminate; or

(iii)	a claim made by the relevant Borrower or any other party under or in connection with any Custody Agreement.

(c)	The Security Documents create in favour of the Security Agent for the benefit of the Finance Parties the Security which they are expressed to create and will create first priority security interests in the Collateral and such security interest is entitled to all rights, priorities and benefits afforded by the UCC (as defined in each Collateral Security Agreement) except for Security permitted pursuant to the Collateral Security Agreements.

14.17	US Government Regulations

(a)	Neither it nor any of its Subsidiaries is or is required to be registered as an “investment company” under the US Investment Company Act of 1940 or under any other US federal or state statute or regulation which may limit its or their ability to incur Financial Indebtedness or which may otherwise render all or any portion of its obligations under the Finance Documents unenforceable.

(b)	It is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the FRB) as in effect from time to time, and no proceeds of any credit extensions hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

14.18	US Employee Benefit Plans

(a)	Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other United States federal and state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favourable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the IRS to be exempt from US federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the IRS . To the best of its knowledge and belief, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)	There are no pending or, to the best of its knowledge and belief, threatened litigation, arbitration or administrative proceedings of or before, or other action by, any court, arbitral body or agency with respect to any Plan that might reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or might reasonably be expected to result in a Material Adverse Effect.

(c)	(i) No ERISA Event has occurred or might reasonably be expected to occur with respect to any Pension Plan; (ii) each Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and neither any Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)	Neither it nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than Pension Plans not otherwise prohibited by this Agreement.

14.19	Solvency

After and giving effect to the incurrence of each Borrower’s obligations under this Agreement and the other Finance Documents, each Borrower is Solvent. Additionally, no transfer of property is being made by any Borrower and no obligation is being incurred by any Borrower in relation to the transactions contemplated by this Agreement or the other Finance Documents with the intent to hinder, delay, or defraud either present or future creditors of any Borrower or other persons to which that Borrower is or will become indebted.

14.20	Sanctions

No Borrower, nor any of its subsidiaries or directors, is either:

(a)	listed, or is owned or controlled, directly or indirectly, by any person which is listed, on an SDN List;

(b)	located, organised or resident in a country which is the subject of sanctions by any Authority; or

(c)	a governmental agency, authority, or body or state-owned enterprise of any country which is the subject of sanctions by any Authority.

14.21	Repetition

The Repeating Representations are deemed to be made by each Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request, on each Utilisation Date and on 31 August, 30 November, 28 February and 31 May of each year.

15.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 15 (Information undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

15.1	Financial statements

(a)	Borrower A shall supply to the Agent in sufficient copies for each Issuing Bank as soon as the same become available, but in any event within 60 days after the end of each calendar quarter and 90 days after the calendar year-end, the consolidated financial statements of Tower Group, Inc. for the relevant financial period.

(b)	Each Borrower shall supply to the Agent in sufficient copies for each Issuing Bank:

(i)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years its statutory financial statements for that financial year; and

(ii)	as soon as the same become available but in any event within 60 days after the end of each quarter of each of its financial years its statutory financial statements for that financial quarter.

15.2	Requirements as to financial statements

(a)	Each set of financial statements delivered by a Borrower pursuant to Clause 15.1(b) (Financial statements) shall be certified by the chief financial officer, treasurer or other senior financial officer of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	Each Borrower shall procure that each set of financial statements delivered pursuant to Clause 15.1(b) (Financial statements) is prepared using US Statutory Accounting Principles.

15.3	Information: miscellaneous

Each Borrower shall supply to the Agent in sufficient copies for each Issuing Bank:

(a)	all documents dispatched by it to its secured creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of (i) notice of any pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Applicable Regulatory Insurance Authority concerning the business, practices or operations of that Borrower, or (ii) any other litigation, arbitration or administrative proceedings which are current, threatened or pending against that Borrower and which might, if adversely determined have a Material Adverse Effect;

(c)	promptly upon becoming aware of it, notice of the occurrence of any ERISA Event with respect to that Borrower;

(d)	promptly upon the issuance thereof, copies of all reports, if any, to or other material documents filed by any Borrower with any Applicable Insurance Regulatory Authority;

(e)	promptly upon becoming aware of them, notice of proposed or actual suspension, termination or revocation of any material licence by any Applicable Regulatory Insurance Authority or of receipt of notice from any Applicable Regulatory Insurance notifying that Borrower of a hearing relating to such a suspension, termination or revocation, including any request by an Applicable Regulatory Insurance Authority which commits each Borrower to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of each Borrower to conduct its business;

(f)	where any business transaction undertaken by a Borrower involving (directly or indirectly) any of Sudan, Iran, Myanmar (Burma), Cuba, North Korea, Syria or Libya is not prohibited by Clause 16.12 (Sanctions), written notice of such business transaction to the extent possible in advance of and in any event promptly upon that Borrower commencing such business or transaction together with sufficient details of such business or transaction as the Issuing Bank may require to satisfy any sanctions-related laws, regulations or requirements to which it is subject; and

(g)	promptly, such further information regarding its financial condition, business and operations any Finance Party (through the Agent) may reasonably request.

15.4	Notification of Default

(a)	Each Borrower shall notify the Agent of any Default (and the steps, if any being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, each Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if an Default is continuing, specifying the breach and the steps, if any, being taken to remedy it).

15.5	Know your customer checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; or

(ii)	any change in the status of any Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by an Issuing Bank of any of its rights and obligations under this Agreement to a party that is not an Issuing Bank prior to such assignment or transfer;

obliges the Agent or any Issuing Bank (or, in the case of paragraph (iii) above, any prospective transferee) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of the Agent or any Issuing Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or any Issuing Bank (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective transferee) in order for the Agent, such Issuing Bank or, in the case of the event described in paragraph (iii) above, any prospective New Issuing Bank to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Issuing Bank shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	Without limiting the foregoing provisions of this Clause, to the extent that it is subject to the USA Patriot Act, each Issuing Bank hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow each Issuing Bank to identify the Borrowers in accordance with the USA Patriot Act. Each Borrower shall, promptly following a request by an Issuing Bank provide all documentation and other information that such Issuing Bank requests in order to comply with its ongoing obligations under applicable US “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

16.	GENERAL UNDERTAKINGS

The undertakings in this Clause 16 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

16.1	Authorisations

Each Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

16.2	Compliance with laws

Each Borrower shall comply in all respects with:

(a)	all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents; and

(b)	sanctions-related laws and regulations to which it may be subject.

16.3	Financial Indebtedness

(a)	No Borrower shall incur or propose to incur any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Financial Indebtedness arising under any Finance Documents;

(ii)	any Financial Indebtedness arising under the master lease agreement between Tower Group Inc., Borrower A and PNC Equipment Finance, LLC dated 29 December 2010 as amended or restated from time to time;

(iii)	any Financial Indebtedness arising under the interest rate swap agreements in place at the date of this Agreement with KeyBank National Association and Tower Group Inc. and its Affiliates as amended or restated from time to time;

(iv)	a loan made between any Borrower and any of its Affiliates;

(v)	any Financial Indebtedness arising under the New LOC Facility Agreement;

(vi)	any Financial Indebtedness arising under a letter of credit in favour of Behringer Harvard South Riverside, LLC and the applicant for which is CastlePoint National Insurance Company in an amount not exceeding US$1,200,000 in support of an existing office lease; or

(vii)	any Financial Indebtedness which (when aggregated with any other Financial Indebtedness (other than any permitted under paragraphs (i) to (v) above)) does not exceed US$35,000,000 (or its equivalent in another currency or currencies).

16.4	Security

(a)	No Borrower shall create or permit to subsist or propose to create or permit to subsist any Security or Quasi-Security over any of its assets.

(b)	Paragraph (a) above does not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	any Security in favour of the Custodian created pursuant to a Custody Agreement;

(ii)	any netting or set-off arrangement entered into by any Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any lien arising by operation of law and in the ordinary course of trading;

(iv)	any Security entered into pursuant to any Finance Document;

(v)	any Security entered into pursuant to the New LOC Facility Agreement;

(vi)	any Security entered into pursuant to a letter of credit in favour of Behringer Harvard South Riverside, LLC and the applicant for which is CastlePoint National Insurance Company in an amount not exceeding US$1,200,000 in support of an existing office lease;

(vii)	any Security entered into to support Financial Indebtedness permitted pursuant to Clause 16.3(b) (i) to (v);

(viii)	any Security entered into for reinsurance trust accounts and State depository requirements in the ordinary course of business;

(ix)	any Security or Quasi-Security permitted by any Security Document; and

(x)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by that Borrower (other than any permitted under paragraphs (i) to (ix) above)) does not exceed US$35,000,000 (or its equivalent in another currency or currencies).

16.5	Disposals

(a)	No Borrower shall enter into or propose to enter into a single transaction or a series of transactions to sell, transfer or otherwise dispose of, or enter into any securities lending transaction in respect of, any Eligible Collateral, save as permitted by any Finance Document.

(b)	Nothing in this Clause 16.5 (Disposals) shall restrict the payment of any dividend by any Borrower.

16.6	Merger

No Borrower shall enter into any amalgamation, demerger, merger or corporate reconstruction unless the resulting entity assumes all the obligations of the relevant Borrower under the Finance Documents (including, without limitation, under the Security Documents).

16.7	Change of business

Each Borrower shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Agreement.

16.8	Pari passu ranking

Each Borrower shall ensure that its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.9	Insurance

Each Borrower shall maintain insurances with reputable independent underwriters or insurance companies on and in relation to its business and assets against those risks and to the extent as it usual for companies carrying on the same or substantially similar business.

16.10	Environmental Compliance

(a)	Each Borrower shall ensure that it will:

(i)	comply with all Environmental Law;

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

16.11	United States laws

No Borrower may use the proceeds of any credit extension, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulations T, U or X issued by the FRB.

16.12	Sanctions

Each Borrower will ensure that none of the proceeds of the Facility or any part of it will, directly or indirectly, be used or paid for the purposes of any transaction related to either:

(a)	any person which is listed on the SDN List, or is owned or controlled, directly or indirectly, by any person listed on the SDN List; or

(b)	any country which is the subject of sanctions by any Authority.

17.	COLLATERAL

17.1	Subject to Clause 17.5, each Borrower shall ensure that, on each Test Date, its Collateralisation Ratio is at least equal to 100 per cent.

17.2	To the extent that any Letter of Credit drawn by a Borrower is not fully collateralised by Eligible Collateral in US Dollars (the amount of such a Letter of Credit not covered by Eligible Collateral in US Dollars being the “Shortfall”), that Borrower may make up any Shortfall by delivering Eligible Collateral in an Approved Currency, however, in this case, the percentages set out in the definition of “Collateral Margin” shall in each case be reduced by 8 per cent. for the purposes of calculating the Collateralisation Ratio in respect of that Shortfall.

17.3	For the purposes of testing whether a Borrower is in compliance with its obligations under Clause 17.1 above (and subject to paragraph (b)(ii) below):

(a)	in relation to any Test Date falling within paragraph (a) of the definition of “Test Date”:

(i)	the relevant Borrower shall procure that the Custodian shall make available the Collateral Testing Information in relation to that Borrower to the Agent on or before 1:00 pm (London time) 1 Business Day before such Test Date; and

(ii)	the Agent shall undertake such calculations (including currency conversions) as are necessary to establish whether that Borrower is in compliance with its obligations under Clause 17.1 and shall notify the relevant Borrower accordingly on or before 1:00 pm (London time) on such Test Date;

(b)	in relation to any Test Date falling within paragraphs (b) or (c) of the definition of “Test Date”:

(i)	the relevant Borrower shall procure that the Custodian shall make available the Collateral Testing Information in relation to that Borrower to the Agent on or before 1:00 pm (London time) 1 Business Day before such Test Date; and

(ii)	the Agent shall undertake such calculations (including currency conversions which shall be made at the Agent’s spot rate of Exchange for the purchase of the relevant currency with US$ in the London foreign exchange market at or about 11.00am (London time) on the date of calculation) as are necessary to establish whether that Borrower is in compliance with its obligations under Clause 17.1 and shall notify the relevant Borrower accordingly on or before 1:00 pm (London time) on such Test Date.

17.4	If on any Test Date (other than where such Test Date is a date falling within paragraph (b) of the definition of “Test Date”) a Borrower is not in compliance with its obligations under Clause 17.1, that Borrower undertakes to deliver such further Eligible Collateral within three (3) Business Days of such Test Date as is necessary to ensure that, immediately following the delivery of that further Eligible Collateral, it is in compliance with its obligations under Clause 17.1. The relevant Borrower shall procure the provision by the Custodian of updated Collateral Testing Information to the Agent on or before the expiry of that three (3) Business Day period, and the Agent shall undertake such calculations as are necessary to establish whether the relevant Borrower is, immediately following the delivery of that further Eligible Collateral, in compliance with its obligations under Clause 17.1, and shall notify the relevant Borrower accordingly.

17.5	Each Borrower shall be entitled to withdraw Eligible Collateral from its Custodian Accounts in accordance with the terms of the Collateral Control Agreements.

18.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 18 is an Event of Default (save for Clause 18.15 (Acceleration)).

18.1	Non-payment

Any Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error by a bank in the transmission of funds; and

(b)	payment is made within 3 Business Days of its due date.

18.2	Collateral and Security

(a)	Any requirement of Clause 17 (Collateral) is not satisfied.

(b)	Any Borrower does not comply with any provision of the Security Documents.

18.3	Other obligations

(a)	Any Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 18.1 (Non-payment) and 18.2 (Collateral and Security)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten days after the earlier of the Issuing Bank giving notice to the relevant Borrower or the relevant Borrower becoming aware of the failure to comply.

18.4	Misrepresentation

Any representation or statement made or deemed to be made by a Borrower in the Finance Documents or any other document delivered by or on behalf of such Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances causing such misrepresentation:

(a)	are capable of remedy; and

(b)	are remedied within ten days of the earlier of the Agent giving notice to the relevant Borrower or the relevant Borrower becoming aware of such misrepresentation.

18.5	Cross default

(a)	Any Financial Indebtedness of any Borrower is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Borrower is cancelled or suspended by any of its creditors as a result of an event of default (however described).

(d)	Any creditor of any Borrower becomes entitled to declare any of its Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 18.5 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$10,000,000 (or its equivalent in any other currency or currencies).

18.6	Insolvency

(a)	Any Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of any Borrower’s assets is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Borrower.

18.7	Insolvency proceedings

Any Borrower institutes or consents to the institution of any proceeding under any US Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any US Debtor Relief Law relating to any such person or to all or any material part of its property is instituted without the consent of such person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding.

18.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Borrower having an aggregate value of $500,000 and is not discharged within 15 days.

18.9	Change of control

(a)	Tower Group Inc. ceases to control, directly or indirectly, each of the Borrowers.

(b)	For the purpose of paragraph (a) above, “control” means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the relevant company; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the relevant company; or

(iii)	give directions with respect to the operating and financial policies of the relevant company with which the directors or other equivalent officers of the relevant company are obliged to comply.

18.10	Unlawfulness

It is or becomes unlawful any Borrower to perform any of its obligations under the Finance Documents.

18.11	Repudiation

Any Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

18.12	Cessation of business

Any Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a substantial part of its business or operations or sells, transfers or otherwise disposes of the whole or substantial part of its undertaking or assets, whether by a single transaction or a number of transactions.

18.13	Material adverse change

An event or circumstance occurs which the Majority Issuing Banks believe has or is reasonably likely to have a Material Adverse Effect.

18.14	ERISA

(i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or might reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of US$1,000,000, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any instalment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of US$1,000,000.

18.15	Acceleration

On and at any time after the occurrence of an Event of Default in relation to a Borrower which is continuing the Agent may, and shall if so directed by the Majority Issuing Banks, by notice to the relevant Borrower:

(a)	cancel that Borrower’s ability to utilise the Facility whereupon it shall immediately be cancelled;

(b)	declare that all or part of the Facility which has been utilised by that Borrower, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents in respect of such Borrower be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Facility which has been utilised by that Borrower be payable on demand, whereupon they shall immediately become payable on demand by the Agent acting on the instructions of the Majority Issuing Banks.

If an Event of Default under Clause 18.6 (Insolvency) shall occur in respect of any Borrower in any United States jurisdiction or any United States court of competent jurisdiction, then without notice to that Borrower or any other act by the Agent or any Issuing Bank or any other person, that Borrower’s ability to utilise the Facility shall immediately be cancelled, and all or part of the Facility, all accrued interest thereon and all other amounts owed by that Borrower under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

19.	CHANGES TO THE ISSUING BANKS

19.1	Assignments and transfers by the Issuing Banks

(a)	Subject to this Clause 19 (Changes to the issuing banks), an Issuing Bank (the “Existing Issuing Bank”) may, at any time, assign, transfer or novate either in law or in equity all or any of its rights, benefits and/or obligations in respect of the Finance Documents, in whole or in part, to any bank(s), financial institution(s), trust(s), fund(s) or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Issuing Bank”).

19.2	Conditions of assignment or transfer

(a)	The consent of each Borrower is required for an assignment, transfer or novation in accordance with Clause 19.1 (Assignments and transfers by the Issuing Banks) unless the assignment, transfer or novation is:

(i)	to another Issuing Bank or an Affiliate of an Issuing Bank;

(ii)	if the Existing Issuing Bank is a fund, to a fund which is a Related Fund of the Existing Issuing Bank; or

(iii)	made at a time when an Event of Default is continuing.

(b)	The consent of the Borrowers to an assignment, transfer or novation must not be unreasonably withheld or delayed. A Borrower will be deemed to have given its consent five Business Days after its receipt of such written request from the Existing Issuing Bank unless consent is expressly withheld by that Borrower within that time.

(c)	An assignment, transfer or novation by an Existing Issuing Bank to a New Issuing Bank will only be effective if it transfers, assigns or novates the Existing Issuing Bank’s share of the Facility pro rata between the Existing Issuing Bank’s Available Commitment and its participation in Utilisations.

(d)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Issuing Bank (in form and substance satisfactory to the Agent) that the New

Issuing Bank will assume the same obligations to the other Finance Parties as it would have been under if it was an Issuing Bank at the date of this Agreement;

(ii)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Issuing Bank, the completion of which the Agent shall promptly notify to the Existing Issuing Bank and the New Issuing Bank.

(e)	A transfer will only be effective if the procedure set out in Clause 19.5 (Procedure for transfer) is complied with.

(f)	If:-

(i)	the Existing Issuing Bank assigns, transfers or novates any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or novation occurs, a Borrower would be obliged to make a payment to the New Issuing Bank or Issuing Bank acting through its new Facility Office under Clause 9 (Tax gross up and indemnities) or Clause 10 (Increased costs), then the New Issuing Bank or Issuing Bank is only entitled to receive payment under those Clauses to the same extent as the Existing Issuing Bank or Issuing Bank acting through its previous Facility Office would have been if the assignment, transfer, novation or change had not occurred.

(g)	Each New Issuing Bank, by executing the relevant Transfer Certificate or assignment agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Issuing Banks in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Issuing Bank would have been had it remained an Issuing Bank.

19.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment, transfer or novation (i) to an Affiliate of an Issuing Bank or (ii) to a Related Fund, the New Issuing Bank shall, on the date upon which an assignment, transfer or novation takes effect, pay to the Agent (for its own account) a fee of US$3,000.

19.4	Limitation of responsibility of Existing Issuing Bank

(a)	Unless expressly agreed to the contrary, an Existing Issuing Bank makes no representation or warranty and assumes no responsibility to a New Issuing Bank for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents:

(ii)	the financial condition of any Borrower;

(iii)	the performance and observance by any Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	The New Issuing Bank confirms to the Existing Issuing Bank that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Issuing Bank in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Issuing Bank to:-

(i)	accept a re-transfer or re-assignment from a New Issuing Bank of any of the rights and obligations assigned or transferred under this Clause 19 (Changes to the issuing banks); or

(ii)	support any losses directly or indirectly incurred by the New Issuing Bank by reason of the non-performance by any Borrower of its obligations under the Finance Documents or otherwise.

19.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 19.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Issuing Bank and the New Issuing Bank. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Issuing Bank and the New Issuing Bank once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Issuing Bank.

(c)	Subject to Clause 19.8 (Pro rata interest settlement), on the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Issuing Bank seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Borowers and the Existing Issuing Bank shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Borrowers and the New Issuing Bank shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Borrower and the New Issuing Bank have assumed and/or acquired the same in place of that Borrower and the Existing Issuing Bank;

(iii)	the Agent, the Security Agent, the New Issuing Bank and the other Issuing Banks shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Issuing Bank been an Issuing Bank at the date of this Agreement with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Agent and the other Issuing Banks and the Existing Issuing Bank shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Issuing Bank shall become a Party as an “Issuing Bank”.

19.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 19.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed assignment agreement delivered to it by the Existing Issuing Bank and the New Issuing Bank. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed assignment agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that assignment agreement.

(b)	The Agent shall only be obliged to execute an assignment agreement delivered to it by the Existing Issuing Bank and the New Issuing Bank once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Issuing Bank.

(c)	Subject to Clause 19.8 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Issuing Bank will assign absolutely to the New Issuing Bank its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the assignment agreement;

(ii)	the Existing Issuing Bank will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the assignment agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Issuing Bank shall become a Party as an “Issuing Bank” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	The Issuing Banks may utilise procedures other than those set out in this Clause 19.6 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Borrower or unless in accordance with Clause 19.5 (Procedure for transfer), to obtain a release by that Borrower from the obligations owed to that Borrower by the Issuing Bank nor the assumption of equivalent obligations by a New Issuing Bank) provided that they comply with the conditions set out in Clause 19.2 (Conditions of assignment or transfer).

19.7	Security over Issuing Bank’s rights

In addition to the other rights provided to the Issuing Banks under this Clause 19 (Changes to the Issuing Banks), each Issuing Bank may without consulting with or obtaining consent from any Borrower, at any time create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure its obligations including, without limitation:-

(a)	any Security to secure obligations to a federal reserve or central bank; and

(b)	where that Issuing Bank is a fund, any Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Issuing Bank as security for those obligations or securities, except that no such Security shall:-

(c)	release that Issuing Bank from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant Security for that Issuing Bank as a party to any of the Finance Documents; or

(d)	require any payments to be made by a Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to that Issuing Bank under the Finance Documents.

19.8	Pro rata interest settlement

(a)	If the Agent has notified the Issuing Banks that it is able to distribute interest payments on a “pro rata basis” to Existing Issuing Banks and New Issuing Banks then (in respect of any transfer pursuant to Clause 19.5 (Procedure for transfer) or any assignment pursuant to Clause 19.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Issuing Bank up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Issuing Bank (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Issuing Bank will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Issuing Bank; and

(B)	the amount payable to the New Issuing Bank on that date will be the amount which would, but for the application of this Clause 19.8 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 19.8 (Pro rata interest settlement) references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

20.	CHANGES TO THE BORROWERS

20.1	Assignments and transfer by a Borrower

No Borrower may assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior written consent of each Issuing Bank.

21.	ROLE OF THE AGENT AND THE SECURITY AGENT

21.1	Appointment of the Agent

(a)	Each Issuing Bank appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Issuing Bank authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

21.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Issuing Banks if the relevant Finance Document stipulates the matter is an all Issuing Bank decision;

(B)	in all other cases, the Majority Issuing Banks; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Issuing Banks as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Any instructions given to the Agent by the Majority Issuing Banks shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	The Agent may refrain from acting in accordance with any instructions of any Issuing Bank or group of Issuing Banks until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Issuing Banks.

(f)	The Agent is not authorised to act on behalf of an Issuing Bank (without first obtaining that Issuing Bank’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

21.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Patty.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)	If the Agent is aware of the non-payment of any reimbursement obligation, principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

21.4	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent as a trustee or fiduciary of any other person.

(b)	The Agent shall not be bound to account to any Issuing Bank for any sum or the profit element of any sum received by it for its own account.

21.5	Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

21.6	Rights and discretions of the Agent

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	rely on any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(iii)	assume that:

(A)	any instructions received by it from the Majority Issuing Banks, any Issuing Bank or any group of Issuing Banks are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iv)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (a)(iv) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Issuing Banks) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 18.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or any group of Issuing Banks or the Majority Issuing Banks has not been exercised.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisors, surveyors or other professional advisors or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Issuing Banks) if the Agent in its reasonable opinion deems this to be desirable.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its personnel, officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

21.7	Responsibility for documentation

The Agent is not responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, a Borrower or any other person in or in connection with any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

21.8	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

21.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent) the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct; or

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (a) and (b) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Issuing Bank,

on behalf of any Issuing Bank and each Issuing Bank confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

21.10	Issuing Banks’ indemnity to the Agent

(a)	Each Issuing Bank shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by a Borrower pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, each Borrower shall immediately on demand reimburse any Issuing Bank for any payment that Issuing Bank makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Issuing Bank claims reimbursement relates to a liability of the Agent to a Borrower.

21.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrowers.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrowers, in which case the Majority Issuing Banks (after consultation with the Borrowers) may appoint a successor Agent.

(c)	If the Majority Issuing Banks have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrowers) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 21 (Role of the Agent and the Security Agent) and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with the then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrowers shall, within 3 Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 11.3 (Indemnity to the Agent) and this Clause 21 (Role of the Agent and the Security Agent) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Borrowers, the Majority Issuing Banks may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

21.12	Replacement of the Agent

(a)	After consultation with the Borrowers, the Majority Issuing Banks may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Issuing Banks) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Issuing Banks) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Issuing Banks to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 11.3 (Indemnity to the Agent) and this Clause 21 (Role of the Agent and the Security Agent) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

21.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

21.14	Relationship with the Issuing Banks

(a)	The Agent may treat the person shown in its records as an Issuing Bank at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Issuing Bank acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Issuing Bank to the contrary in accordance with the terms of this Agreement.

(b)

Any Issuing Bank may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Issuing Bank under the Finance Documents. Such notice shall contain the address, fax number and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Issuing Bank for the purposes of Clause 26.2 (Addresses) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Issuing Bank.

21.15	Credit appraisal by the Issuing Banks

Without affecting the responsibility of any Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Issuing Bank confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:-

(a)	the financial condition, status and nature of each Borrower;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Issuing Bank has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy or completeness of any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Transaction Security, the priority of any of the Transaction Security or the existence of any Security affecting the Transaction Security.

21.16	Agent’s Management Time

Any amount payable to the Agent under Clause 11.3 (Indemnity to the Agent), Clause 13 (Costs and expenses) and Clause 21.10 (Issuing Banks’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrowers and the Issuing Banks, and is in addition to any fee paid or payable to the Agent under Clause 8 (Fees).

21.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

21.18	Appointment of the Security Agent

Each Finance Party (other than the Security Agent) appoints the Security Agent to hold on trust for the Finance Parties on the terms of the Finance Documents any Security created by the Security Documents.

21.19	Duties of the Security Agent

(a)	Nothing in this Agreement constitutes the Security Agent as a trustee or fiduciary of any person except the Finance Parties.

(b)	The Security Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with:-

(i)	its activities under the Finance Documents; and

(ii)	its engagement in any kind of banking or other business with any Borrower.

21.20	Delegation by the Security Agent

The Security Agent may delegate to any person on such terms (which may include the power to sub delegate) and subject to such conditions as it thinks fit, all or any of the rights, powers, authorities and discretions vested in it by any of the Finance Documents and shall not be obliged to supervise any such delegate or sub delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any such delegate or sub delegate.

21.21	Separate Security Agents

(a)	The Security Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint any person to act jointly with the Security Agent either as a separate trustee or as a co-trustee (each an “Appointee”) on such terms and subject to such conditions as the Security Agent thinks fit and with such of the rights, powers, authorities and discretions vested in the Security Agent by any Finance Document as may be conferred by the instrument of appointment of the Appointee.

(b)	The Security Agent may pay reasonable remuneration to any Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement and any Fee Letter, as paid or incurred by the Security Agent.

21.22	The Security Documents

(a)	Each Finance Party confirms its approval of the Security Documents and of any Transaction Security, and authorises and instructs the Security Agent, on its behalf:

(i)	to execute and deliver the Security Documents; and

(ii)	to give any authorisations and confirmations to be given by the Security Agent under them.

(b)	The Security Agent may accept without enquiry the title (if any) which any person may have to any assets over which Transaction Security is intended to be created.

21.23	Security Agent as proprietor

Each Finance Party (other than the Security Agent) confirms that it does not wish to be registered as a joint proprietor of any mortgage or charge created pursuant to any Security Document and accordingly:

(a)	authorises the Security Agent to hold such mortgages and charges in its sole name as trustee for the Finance Parties; and

(b)	requests the Land Registry (or other relevant registry) to register the Security Agent as a sole proprietor of any such mortgage or charge,

and each Finance Patty (other than the Security Agent) acknowledges that it shall not have any independent power to enforce or have recourse to any of the Transaction Security except through the Security Agent.

21.24	Investments

Except to the extent that a Security Document otherwise requires, any monies received by the Security Agent under or pursuant to a Security Document may be:

(a)	invested in any investments which it may select and which are authorised by applicable law; or

(b)	placed on deposit at any bank or institution (including itself) on such terms as it may think fit,

in each case in the name or under the control of the Security Agent, and those monies, together with any accrued income (net of any applicable Tax) shall be held by the Security Agent to the order of the Agent, and shall be payable to the Agent on demand.

21.25	Exclusion of the Security Agent’s liability

The Security Agent shall not be:

(a)	liable or responsible to any other Party for:-

(i)	any defect in or failure of the title (if any) which any person may have to any assets over which Security is intended to be granted by any Security Document; or

(ii)	any loss resulting from the investment or deposit at any bank of monies which it invests or deposits in a manner permitted by the Finance Documents;

(b)	liable or responsible to any other Finance Party for any failure to perfect, protect, register, make any filing or give notice in respect of the Security intended to be created by any Security Document, unless that failure arises directly from its own gross negligence or wilful misconduct;

(c)	obliged to insure any assets over which Security is intended to be created by any Security Document, to require any other person to maintain any such insurance, or to make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over any such asset;

(d)	obliged to obtain any Authorisation in respect of any such asset; or

(e)	obliged to hold in its own possession any Security Document, title deed or other document relating to any such asset.

21.26	Issuing Bank’s indemnity to the Security Agent

Each Issuing Bank shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately before their reduction to zero) indemnify the Security Agent within three Business Days of demand, against any cost, loss or liability incurred by it (otherwise than by reason of the gross negligence or wilful misconduct of it) in acting as Security Agent under the Finance Documents (except to the extent that the Security Agent has been reimbursed by a Borrower pursuant to a Finance Document).

21.27	Appointment of successor Security Agent

Every appointment of a successor Security Agent shall be by deed.

21.28	Reference Banks

If a Reference Bank ceases to be an Issuing Bank, the Agent shall (in consultation with the Borrowers) appoint another Issuing Bank or an Affiliate of an Issuing Bank to replace that Reference Bank.

21.29	Further provisions

All of the provisions of this Clause 21 (Role of the Agent and the Security Agent), except for Clauses 21.1(a) (Appointment of the Agent), 21.3(f) (Duties of the Agent), 21.4(a) (No fiduciary duties), 21.10 (Issuing Banks’ indemnity to the Agent), the references to “Impaired Agent” in Clause 21.12 (Replacement of the Agent) and 21.14 (Relationship with the Issuing Banks) shall apply to the Security Agent and its delegates, sub delegates and Appointees (and, in the case of Clauses 21.7 (Responsibility for documentation) and 21.9(b) (Exclusion of liability), to their respective officers, employees and agents) as they apply to the Agent, so that references to the Agent in those clauses shall be construed also as references to the Security Agent, its delegates, sub delegates and Appointees.

22.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

23.	SHARING AMONG THE FINANCE PARTIES

23.1	Payments to Finance Parties

(a)	If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from a Borrower other than in accordance with Clause 24 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 24 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 24.6 (Partial payments).

23.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Borrower and distribute it between the Finance Parties (other than the Recovering Finance Patty) (the “Sharing Finance Parties”) in accordance with Clause 24.6 (Partial payments) towards the obligations of that Borrower to the Sharing Finance Parties.

23.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 23.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from a Borrower, as between the relevant Borrower and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Borrower.

23.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Patty becomes repayable and is repaid by that Recovering Finance Patty, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Patty an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Patty is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Borrower and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Borrower.

23.5	Exceptions

(a)	This Clause 23 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

24.	PAYMENT MECHANICS

24.1	Payments to the Agent

(a)	On each date on which a Borrower is required to make a payment under a Finance Document that Borrower shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

24.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 24.3 (Distributions to a Borrower) and Clause 24.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of an Issuing Bank, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than 5 Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London as specified by that Party).

24.3	Distributions to a Borrower

The Agent may (with the consent of a Borrower or in accordance with Clause 25 (Set-off)) apply any amount received by it for that Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

24.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party who should have made that amount (or the proceeds of any related exchange contract) available to the Agent or, if that Party fails to do so, the Party to whom that amount (or the proceeds of any related exchange contract) has been made available by the Agent, shall on demand, pay such amount to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified an Issuing Bank that it is willing to make available amounts for the account of a Borrower before receiving funds from that Issuing Bank then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from that Issuing Bank in respect of a sum which it paid to a Borrower:

(i)	the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Issuing Bank by whom those funds should have been made available or, if that Issuing Bank fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Issuing Bank.

24.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, a Borrower or an Issuing Bank which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 24.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with a bank in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrower or the Issuing Bank making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 24.5 (Impaired agent) shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 21.12 (Replacement of the Agent), each Paying Party (other than to the extent that the Party has given an instruction pursuant to paragraph (e) below) shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 24.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

24.6	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by a Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of a Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Agent or Issuing Banks under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any reimbursement obligation in respect of any drawings under Letters of credit that are due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Issuing Banks, may vary the order set out in paragraphs (a)(ii) to (iv) above.

24.7	No set-off by a Borrower

All payments to be made by any Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

24.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any Unpaid Sum under this Agreement interest is payable on the Unpaid Sum at the rate payable on the original due date.

24.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, US Dollars is the currency of account and payment for any sum due from any Borrower under any Finance Document.

(b)	A repayment of an Unpaid Sum or a part of an Unpaid Sum shall be made in the currency in which the Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

24.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

24.11	Disruption to payment systems etc.

If the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by a Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by a Borrower, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Issuing Bank may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Patties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 30 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 24.11 (Disruption to payment systems etc); and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

25.	SET-OFF

A Finance Party may set off any matured obligation due from a Borrower under the Finance Documents against any matured obligation owed by that Finance Party to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26.	NOTICES

26.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter. Any communication to a Borrower should be copied to each other Borrower.

26.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of a Borrower, that identified with its name in the Amendment and Restatement Agreement; and

(b)	in the case of the Agent and the Security Agent:-

Address:	Barclays Bank PLC
5 The North Colonnade
Canary Wharf
London E14 4BB

Fax number:	+44 (0)20 7773 4893

Attention:	Head of European Loans Agency

(c)	in the case of Barclays Bank PLC as Issuing Bank:-

Address:	Barclays Bank PLC
Level 6
1 Churchill Place
London E14 5HP

Fax Number:	+44 (0)207 116 7723

Attention:	RLOC/LC Team, Structured Trade Operations Team

(d)	in the case of Bank of Montreal, London Branch:-

Address:	Bank of Montreal London Branch
95 Queen Victoria Street
London EC4V 4HG

Fax number:	+44 (0)20 7664 8161

Attention:	(i) Anthony Ebdon, BMO Capital Markets;
(ii) Linda Jean Louise, Treasury, Loan Liaison and Funds Transfer, London Operations;
(iii) Lesley Jefferies, Treasury, Loan Liaison and Funds Transfer, London Operations; and
(iv) David Binning, Treasury, Loan Liaison Funds Transfer & Administration, London Operations

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than three Business Days’ notice.

26.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address delivered by international courier with confirmation of receipt;

and, if a particular department or officer is specified as part of its address or details provided under Clause 26.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent or the Security Agent’s signature in the Amendment and Restatement Agreement (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

26.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

26.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices to be given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

26.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

26.7	Electronic communications

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

27.	CALCULATIONS AND CERTIFICATES

27.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

27.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

28.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

29.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

30.	AMENDMENTS AND WAIVERS

30.1	Required consents

(a)	Subject to Clause 30.2 (All Issuing Bank matters) and Clause 30.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Issuing Banks and the Borrowers and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

(c)	Without prejudice to the generality of Clauses 21.6(c), 21.6(d) and 21.6(e) (Rights and discretions of the Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

30.2	All Issuing Bank matters

An amendment, waiver or (in the case of a Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Issuing Banks” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in or the Total Commitments, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments rateably;

(e)	a change to the Borrowers other than in accordance with Clause 20 (Changes to the Borrowers);

(f)	any provision which expressly requires the consent of all the Issuing Banks;

(g)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 4.6 (Illegality), Clause 19 (Changes to the Issuing Banks), this Clause 30 (Amendments and Waivers), Clause 33 (Governing law) or Clause 34 (Jurisdiction);

(h)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:-

(i)	the Transaction Security; or

(ii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

(except in the case of sub-clause (d) and sub-clause (e) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(i)	the release of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

shall not be made or given without the prior consent of the Borrowers and all the Issuing Banks.

30.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent or the Security Agent (each in their capacity as such) may not be effected without the consent of the Agent or the Security Agent.

31.	CONFIDENTIALITY

31.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 31.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

31.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or a Borrower and to any of the any Borrower’s Affiliates, Representatives and professional advisers;

(iii)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(iv)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation, and the relevant Finance Party shall, to the extent practicable, use reasonable endeavours to notify the Borrowers of the details of any such disclosure, provided that it is permitted to do so by the relevant court, authority, body, rules, applicable law or regulation;

(v)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes, (and the relevant Finance Party shall use reasonable endeavours to notify the Borrowers of the details of any such disclosure to the extent it is permitted to do so);

(vi)	who is a Party; or

(vii)	with the consent of the Borrowers;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i) and (b)(ii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(iv), and (b)(v) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances.

31.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Borrowers the following information:

(i)	names of Borrowers;

(ii)	country of domicile of Borrowers;

(iii)	place of incorporation of Borrowers;

(iv)	date of this Agreement;

(v)	Clause 33 (Governing law);

(vi)	the names of the Agent;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facility (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facility;

(xi)	type of Facility;

(xii)	ranking of Facility;

(xiii)	Termination Date for Facility;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Borrowers,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Borrowers by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Borrower represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrowers and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Borrowers; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Borrowers by such numbering service provider.

31.4	Entire agreement

This Clause 31 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

32.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

33.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

34.	JURISDICTION

34.1	Subject to Clause 34.4 the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

34.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

34.3	This Clause 34 is for the benefit of the Finance Parties only. As a result, the Finance Parties shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

34.4	The Borrowers irrevocably submit to the non-exclusive jurisdiction of the courts of England with respect to any Dispute.

34.5	TO THE EXTENT PERMITTED BY LAW THE PARTIES HERETO WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM ANY FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THE FINANCE DOCUMENTS. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

35.	SERVICE OF PROCESS

Without prejudice to any other mode of service allowed under any relevant law, the Borrowers:

35.1	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

35.2	agrees that failure by a process agent to notify the relevant Borrower of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

THESE CONDITIONS PRECEDENT HAVE BEEN SATISFIED OR WAIVED AS AT THE EFFECTIVE DATE

SCHEDULE 2

UTILISATION REQUEST

From:	[Borrower A/Borrower B/Borrower C/Borrower D]

To:	Barclays Bank PLC (the “Agent”)

The Northern Trust Company

Dated:	[ ] 20[ ]

Dear Sirs

US$250,000,000 Facility Agreement dated 11 November 2011 (as amended on 12 March 2012, 16 July 2012, 21 November 2012 and amended and restated on [            ] 2013) (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued on the following terms:

Borrower	[Borrower A] [Borrower B][Borrower C] [Borrower D]

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency and Amount:	[ ] or, if less, the Available Commitment

Beneficiary:	[ ]

Term of Letter of Credit:	[ ] months

Expiry Date	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Completion of a Utilisation Request) and paragraph (b) of Clause 4.4 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.

4.	We further confirm that [Borrower A/Borrower B/Borrower C/Borrower D] is and will remain in compliance with Clause 3.1(b) after making this Utilisation. We shall procure provision by the Custodian of the Collateral Testing Information in accordance with Clause 3.1(b) and Clause 17.3 of the Agreement.

5.	We attach a copy of the proposed Letter of Credit.

6.	The Letter of Credit requested in this Utilisation Request should be issued in favour of Lloyd’s in the form attached and delivered to The Society and the Council of Lloyd’s, c/o The Manager, Market Services, Fidentia House, Walter Burke Way, Chatham Maritime, Chatham, Kent ME4 4RN. The purpose of the Letter of Credit is to provide Funds at Lloyd’s for the “Applicant” mentioned therein.

7.	This Utilisation Request is irrevocable.

Yours faithfully

Authorised Signatory for

and on behalf of

[Borrower A/Borrower B/Borrower C/Borrower D]

SCHEDULE 3

FORM OF LETTER OF CREDIT (SYNDICATED)

To:	The Society and the Council of Lloyd’s
c/o The Manager
Market Services
Fidentia House
Walter Burke Way
Chatham Maritime
Chatham
Kent ME4 4RN

Dated: [ ]

Dear Sirs

Irrevocable Standby Letter of Credit No. [    ]

Re: [Name of Corporate Member of Lloyd’s] (the “Applicant”)

This Clean Irrevocable Standby Letter of Credit (the “Credit”) is issued by the banks whose names are set out in Schedule I hereto (the “Issuing Banks” and each an “Issuing Bank”) in favour of the Society of Lloyd’s (“Lloyd’s”) on the following terms:

1.	Subject to the terms hereof, the Issuing Banks shall make payments within [two business days] of demand on Barclays Bank PLC (the “Agent”) in accordance with paragraph 4 below.

2.	Upon a demand being made by Lloyd’s pursuant to paragraph 4 below each Issuing Bank shall pay that proportion of the amount demanded which is equal to the proportion which its L/C Commitment set out in Schedule I hereto bears to the aggregate L/C Commitments of all the Issuing Banks set out on Schedule I hereto provided that the obligations of the Issuing Banks under this Credit shall be several and no Issuing Bank shall be required to pay an amount exceeding its L/C Commitment set out in Schedule I hereto and the Issuing Banks shall not be obliged to make payments hereunder in aggregate exceeding a maximum amount of [amount in approved currency]. Any payment by an Issuing Bank hereunder shall be made in [approved currency] to Lloyd’s account specified in the demand made by Lloyd’s pursuant to paragraph 4 below.

3.	This Credit is effective from 26 November 2012 (the “Commencement Date”) and will expire on 26 November 2016. This Credit shall remain in force until 26 November 2016 or on any date subsequent thereto as specified in such notice (the “Final Expiration Date”), our notice to be sent by registered mail for the attention of the Manager, Market Services, at the above address.

4.	Subject to paragraph 3 above, the Issuing Banks shall pay to Lloyd’s under this Credit upon presentation of a demand by Lloyd’s on the Agent, at 5 The North Colonnade, London, E14 4BB, United Kingdom substantially in the form set out in Schedule II hereto the amount specified therein (which amount shall not, when aggregated with all other amounts paid by the Issuing Banks to Lloyd’s under this Credit, exceed the maximum amount referred to in paragraph 2 above).

5.	Barclays Bank PLC has signed this Credit as agent for disclosed principals and accordingly shall be under no obligation to Lloyd’s hereunder other than in its capacity as an Issuing Bank.

6.	All charges are for the Applicant’s account.

7.	Subject to any contrary indication herein, this Credit is subject to the International Standby Practices – ISP98 (1998 publication – International Chamber of Commerce Publication No. 590).

8.	This Credit shall be governed by and interpreted in accordance with English law and the Issuing Banks hereby irrevocably submit to the jurisdiction of the High Court of Justice in England.

9.	Each of the Issuing Banks engages with Lloyd’s that demands made under and in compliance with the terms of this Credit will be duly honoured on presentation.

Yours faithfully

Barclays Bank PLC

for and on behalf of
Barclays Bank PLC and Bank of Montreal, London Branch

By:

Name:

Title:

SCHEDULE I

ISSUING BANKS’ L/C COMMITMENTS

Name and Address of Issuing Bank	L/C Commitment (US Dollars)

TOTAL VALUE

SCHEDULE II

FORM OF DEMAND (US DOLLARS)

[on Lloyd’s letterhead]

Dear Sir/Madam

The Society of Lloyd’s:

Trustee of:

Letter of Credit No.

With reference to the above, we enclose for your attention a Bill of Exchange, together with the respective Letter of Credit. Payment should be made by way of CHAPS. The account details are as follows:

National Westminster Bank Plc	Sort Code: 60-00-01
City of London Office	Account: 40120066
P.O. Box 12258	IBAN: GB87NWBK60730140120066
1 Princes Street	Swift: NWBKGB2L
London EC2R 8AP
A/c name: Corporation of Lloyd’s Members
Trust Clients Money Account
Please quote Member Code:

Yours faithfully,

for Manager

Market Services

By:

Name:

Title:

Your ref:	MEM/// /C911f

Our ref:

Extn:

BILL OF EXCHANGE

The Society of Lloyd’s:

Trustee of:

Letter of Credit No.

Please pay in accordance with the terms of the Letter of Credit to our order the amount of US$[        ].

For and on behalf of

Authorised Signatory Market Services

To:	Barclays Bank PLC as the Agent

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	Barclays Bank PLC as Agent and Security Agent

From:	[The Existing Issuing Bank] (the “Existing Issuing Bank”) and [The New Issuing Bank] (the “New Issuing Bank”)

Dated:

Tower Insurance Company of New York – US$250,000,000 Facility Agreement

dated 11 November 2011 (as amended on 12 March 2012, 16 July 2012, 21 November 2012

and amended and restated on [            ] 2013) (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause [ ] (Procedure for transfer) of the Facility Agreement:

2.1	The Existing Issuing Bank and the New Issuing Bank agree to the Existing Issuing Bank transferring to the New Issuing Bank by novation and in accordance with Clause [ ] (Procedure for transfer) all of the Existing Issuing Bank’s rights and obligations under the Facility Agreement and the other Finance Documents which relate to that portion of the Existing Issuing Bank’s Commitment and participations in Utilisations under the Facility Agreement as specified in the Schedule.

2.2	The proposed Transfer Date is [ ].

2.3	The Facility Office and address, fax number and attention details for notices of the New Issuing Bank for the purposes of Clause 26 (Notices) are set out in the Schedule.

3.	The New Issuing Bank expressly acknowledges the limitations on the Existing Issuing Bank’s obligations set out in paragraph (c) of Clause [ ] (Limitation of responsibility of Existing Issuing Banks).

4.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

5.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

6.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Issuing Bank’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Issuing Bank to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Issuing Bank’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Issuing Bank]	[New Issuing Bank]

Branch: [ ]	Branch: [ ]

Branch MEI: [ ]	Branch MEI: [ ]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facility Agreement by the Agent, and the Transfer Date is confirmed as [                    ].

[Agent]

Agent MEI: [ ]

By:

SIGNATURES

THE BORROWERS

TOWER INSURANCE COMPANY OF NEW YORK

By:

By:

Address:

Fax:

CASTLEPOINT INSURANCE COMPANY

By:

By:

Address:

Fax:

CASTLEPOINT NATIONAL INSURANCE COMPANY

By:

By:

Address:

Fax:

HERMITAGE INSURANCE COMPANY

By:

By:

Address:

Fax:

THE EXISTING ISSUING BANK

BARCLAYS BANK PLC

By:

Address:

Fax:

THE NEW ISSUING BANK

BANK OF MONTREAL, LONDON BRANCH

By:

Address:	95 QUEEN VICTORIA STREET, LONDON EC4V 4HG

Fax:	+44 207 248 5691

THE AGENT

BARCLAYS BANK PLC

By:

Address:

Fax:

THE SECURITY AGENT

BARCLAYS BANK PLC

By:

Address:

Fax:

10

THE EXISTING ISSUING BANK

BARCLAYS BANK PLC

By:

Address:	1 CHURCHILL PLACE, E14 5HP

Fax:	+44 (0)20 7116 7645

THE NEW ISSUING BANK

BANK OF MONTREAL, LONDON BRANCH

By:

Address:

Fax:

THE AGENT

BARCLAYS BANK PLC

By:

Address:	1 CHURCHILL PLACE, E14 5HP

Fax:	+44 (0)20 7116 7645

THE SECURITY AGENT

BARCLAYS BANK PLC

By:

Address:	1 CHURCHILL PLACE, E14 5HP

Fax:	+44 (0)20 7116 7645